Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CSRA INC.,

GENERAL DYNAMICS CORPORATION,

AND

RED HAWK ENTERPRISES CORP.

Dated as of February 9, 2018

i

ii

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 9, 2018 (this “Agreement”), is entered into by and among CSRA Inc., a Nevada corporation (the “Company”), General Dynamics Corporation, a Delaware corporation (“Parent”) and Red Hawk Enterprises Corp., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub” and, collectively with the Company and Parent, the “Parties”).

RECITALS

WHEREAS, pursuant to this Agreement, Merger Sub has agreed to commence, and Parent has agreed to cause Merger Sub to commence, a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding (each, a “Share”), at a price per Share of $40.75 (such amount, or any other amount per Share paid pursuant to the Offer or the Merger (as defined below) in accordance with this Agreement, the “Per Share Amount”), to the holder of the Share, in cash, net of applicable withholding taxes and without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, regardless of whether the Offer Closing (as defined below) occurs, subject to the terms and conditions of this Agreement and in accordance with the provisions of the NRS, Merger Sub will be merged with and into the Company (the “Merger” and, together with the Offer, the Top-Up Option (as defined below) and the other transactions contemplated by this Agreement, the “Transactions”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent in accordance with the NRS;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected pursuant to the applicable provisions of the NRS and shall be consummated as soon as practicable following the date hereof upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company’s stockholders, (b) adopted, approved and declared advisable this Agreement and the Transactions, (c) authorized and approved the Top-Up Option and the issuance of the Top-Up Option Shares (as defined below) in accordance with the terms of this Agreement, (d) directed that, if required by applicable Law (as defined below), this Agreement be submitted to the holders of Company Common Stock for approval and (e) recommended that the holders of Company Common Stock accept the Offer and tender their Shares to Merger Sub pursuant to the Offer and, if required by applicable Law, approve and adopt this Agreement and the Transactions;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, (a) determined that this Agreement and the Transactions, are fair to, and in the best interests of, Parent and Parent’s stockholders and (b) approved and declared advisable this Agreement and the Transactions; and

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has by unanimous vote (a) determined that this Agreement and the Transactions, are fair to, and in the best interests of, Merger Sub’s sole stockholder, (b) adopted this Agreement and approved and declared advisable this Agreement and the Transactions and (c) recommended that Parent, as the sole stockholder of Merger Sub, approve this Agreement and approve the Transactions (and Parent, as the sole stockholder of Merger Sub, has executed and delivered a unanimous written consent of the sole stockholder of Merger Sub approving this Agreement and the Transactions, such approval to be effective immediately following the execution and delivery of this Agreement).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Acceptance Time” has the meaning set forth in Section 2.1(d).

“Accumulated Dividend Equivalents” means all dividend equivalent payments with respect to Company RSUs, Company PSUs and Director RSUs that have been accumulated or retained by the Company until the vesting or settlement of such awards.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, whether through the ownership of voting securities, by Contract or agency or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Articles of Merger” has the meaning set forth in Section 2.6(b).

“Benefit Plan” means (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and (b) any equity or equity-based, bonus, incentive, deferred compensation, retirement, pension, medical, dental, vision, accident, disability, life insurance or welfare plan, or any employment, change in control, retention or severance pay agreement.

“Book-Entry Shares” has the meaning set forth in Section 3.3(b)(i).

“Business Day” means any day that is a trading day on the NYSE.

“Certificates” has the meaning set forth in Section 3.3(b)(i).

“Closing” has the meaning set forth in Section 2.6(a).

“Closing Date” has the meaning set forth in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” means the CSRA Inc. 401(k) Plan.

“Company Acceptable Confidentiality Agreement” means a confidentiality agreement (i) the terms of which are at least as restrictive in all material respects to the person making such Company Acquisition Proposal than those contained in the Confidentiality Agreement (provided that for the avoidance of doubt, any such confidentiality agreement need not include explicit or implicit standstill restrictions or otherwise restrict the making of or amendment or modification to any Company Acquisition Proposal), (ii) the terms of which do not prohibit the Company from complying with the provisions of Section 6.4 and (iii) that does not include any provision providing for an exclusive right to negotiate with the Company prior to the termination of this Agreement.

“Company Acquisition Proposal” means any offer, indication of interest or proposal, whether in writing or otherwise, including any amendment or modification to any existing offer or proposal (other than, in each case, an offer or proposal made or submitted by or on behalf of Parent), whether in writing or otherwise, relating to a Company Acquisition Transaction.

“Company Acquisition Transaction” means any transaction (including any single- or multi-step transaction) or series of related transactions with a Person or “group” (as defined in the Exchange Act), other than Parent and the Company Subsidiaries, relating to (i) the issuance to such Person or “group” or acquisition by such Person or “group” that results in such Person or “group” becoming the direct or indirect beneficial owner of at least twenty percent (20%) of the outstanding Company Common Stock or voting power with respect to electing directors of the Company or (ii) the acquisition by such Person or “group” that results in such Person or “group” becoming the direct or indirect beneficial owner of at least twenty percent (20%) of the consolidated assets of the Company (including indirectly through ownership of equity in Company Subsidiaries) and the Company Subsidiaries, taken as a whole, pursuant to a merger (including a reverse merger in which the Company is the surviving corporation), reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer, joint venture, partnership, spin-off, extraordinary dividend or other similar transaction.

“Company Alternative Acquisition Agreement” has the meaning set forth in Section 6.4(c).

“Company Balance Sheet” has the meaning set forth in Section 4.6(c).

“Company Benefit Plan” means a Benefit Plan maintained, sponsored or contributed to by the Company or any Company Subsidiary.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.4(b).

“Company Business” means the business of the Company and the Company Subsidiaries as conducted on the date of this Agreement.

“Company Change in Recommendation” has the meaning set forth in Section 6.4(c).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Letter” has the meaning set forth in ARTICLE IV.

“Company Government Bid” shall mean any offer, quotation, bid or proposal that, if accepted, would result in a Company Government Contract.

“Company Government Contract” shall mean any Contract for the sale of goods or services currently in performance that is by or between the Company or any Company Subsidiary, on the one hand, and any (i) Governmental Entity, (ii) prime contractor of a Governmental Entity in its capacity as a prime contractor or (iii) higher-tier subcontractor with respect to any Contract of a type described in clauses (i) or (ii) above, on the other hand. A task, purchase, delivery or work order under a Company Government Contract shall not constitute a separate Company Government Contract, for purposes of this definition, but will be considered part of the Company Government Contract to which it relates.

“Company Intellectual Property” has the meaning set forth in Section 4.19.

“Company Intervening Event” means a material event, change, effect, development or occurrence that was not known to the Company Board as of the date of this Agreement (or if known, the consequences of which were not known by the Company Board as of the date of this Agreement), which event, change, effect, development or occurrence, or any consequence thereof, becomes known by the Company Board prior to the time the Company Stockholder Approval is obtained; provided, however, that in no event shall (i) the receipt, existence or terms of a Company Acquisition Proposal or any matter relating thereto or consequence thereof constitute a Company Intervening Event or (ii) any (a) changes in the market price or trading volume of the Company Common Stock or (b) the Company meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself constitute a Company Intervening Event (it being understood that, with respect to each of clause (a) and clause (b), the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining a Company Intervening Event to the extent otherwise satisfying this definition).

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Transactions; provided, however, that no Effect to the extent resulting or arising from the following, individually or in the aggregate with any one or more other Effects, shall constitute or shall be considered in determining whether there has occurred a Company Material Adverse Effect: (A) changes in general economic, regulatory, political, business, financial, congressional appropriation or market conditions in the United States or elsewhere in the world; (B) changes in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world; (C) changes in conditions generally affecting the industry in which the Company and the Company Subsidiaries operate, including but not limited to changes in Governmental Entity funding level or program changes; (D) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (E) any hurricane, flood, tornado, earthquake or other natural disaster or act of God; (F) any failure by the Company or any of the Company Subsidiaries to meet any internal or external projections or forecasts, any change in the market price or trading volume of Company

Common Stock or any change in the Company’s credit rating (it being understood that the facts or causes underlying or contributing to such change shall be considered in determining whether a Company Material Adverse Effect has occurred or may occur, if not otherwise expressly excepted pursuant to this definition); (G) the public announcement, pendency or performance of the Transactions or the identity of, or any facts or circumstances relating to Parent, Merger Sub or their respective Affiliates, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 4.4 or Section 4.5); (H) changes in, including any actions taken to comply with any change in, applicable Laws or the interpretation thereof; (I) changes in, including any actions taken to comply with any change in, GAAP or any other applicable accounting standards or the interpretation thereof; (J) any action required to be taken by the Company pursuant to the terms of this Agreement or at the direction of Parent or Merger Sub or the failure of the Company to take any action that requires consent of Parent pursuant to Section 6.1 to the extent Parent fails to give its consent thereto, or requires cooperation of Parent pursuant to Section 6.3(a) to the extent Parent fails to provide cooperation thereto; or (K) any litigation or other Proceeding brought in connection with this Agreement or any of the Transactions, including breach of fiduciary duty or inadequate disclosure claims; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C), (D), (E), (H) or (I) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has had or would reasonably be expected to have a disproportionate adverse impact on the Company and the Company Subsidiaries as compared to any other participants that operate in the industries in which the Company and the Company Subsidiaries operate.

“Company Permits” has the meaning set forth in Section 4.17(b).

“Company Preferred Stock” has the meaning set forth in Section 4.2(a).

“Company PSU” means all restricted share units payable in Shares or whose value is determined with reference to the value of Shares, granted pursuant to the Company Stock Plan, whose vesting is conditioned in full or in part based on achievement of performance goals or metrics.

“Company 2018 RSU” has the meaning set forth in Section 6.1(n).

“Company RSU” means all restricted share units payable in Shares or whose value is determined with reference to the value of Shares, granted pursuant to the Company Stock Plan, other than Company PSUs.

“Company Specified Contract” has the meaning set forth in Section 4.15(a).

“Company Stock Option” means all (i) stock options to acquire Shares from the Company and (ii) stock appreciation rights to receive cash or Shares of the Company, in each case, granted pursuant to the Company Stock Plan. Any reference to exercise price of a Company Stock Option in this Agreement shall, in respect of a stock appreciation right, be deemed a reference to the strike or base price of such stock appreciation right.

“Company Stock Plan” means the CSRA Inc. 2015 Omnibus Incentive Plan.

“Company Stockholder Approval” has the meaning set forth in Section 4.4(c).

“Company Stockholders Meeting” means the meeting of the stockholders of the Company to consider the approval of this Agreement (including any postponement, adjournment or recess thereof).

“Company Subsidiary” means each Subsidiary of the Company.

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal (provided, that for this purpose the references to “twenty percent (20%)” in the definition of Company Acquisition Transaction shall be deemed to be references to “fifty percent (50%)”) made by a third party, that did not result from a breach of Section 6.4 in any material respect, that the Company Board determines in its good faith judgment (after consultation with its financial advisors and outside counsel), taking into account all of the terms and conditions and the likelihood of completion of such Company Acquisition Proposal and this Agreement (including any offer by Parent to amend the terms of this Agreement, termination or break-up fee, expense reimbursement provisions and conditions to consummation) and taking into account all financial, legal, regulatory and other aspects of such Company Acquisition Proposal that the Company Board considers in good faith to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal) is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions.

“Company Superior Proposal Notice” has the meaning set forth in Section 6.4(f).

“Confidentiality Agreement” has the meaning set forth in Section 6.7(b).

“Consent” has the meaning set forth in Section 4.5(b).

“Continuation Period” has the meaning set forth in Section 6.15(a).

“Continuing Directors” has the meaning set forth in Section 2.3(c).

“Continuing Employee” has the meaning set forth in Section 6.15(a).

“Contract” has the meaning set forth in Section 4.5(a).

“CSC” has the meaning set forth in Section 4.9(j).

“Debt Financing” has the meaning set forth in Section 6.16(a).

“Debt Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements, in each case, in connection with the Debt Financing in connection with the Transactions, and parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto together with their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assignees.

“Director RSU” means all restricted share units payable in Shares or whose value is determined with reference to the value of Shares, granted pursuant to the Director Stock Plan.

“Director Stock Plan” means the CSRA, Inc. 2015 Non-Employee Director Incentive Plan.

“Distribution Date” means November 27, 2015.

“Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect.

“Effective Time” has the meaning set forth in Section 2.6(c).

“Environmental Law” means any Law that relates to pollution or protection of the environment (including ambient indoor and outdoor air, surface water, groundwater, land surface or subsurface strata), natural resources, the climate, human health and safety, or endangered or threatened species.

“Environmental Permit” means any permit, license, consent, certification, variance, exemption, approval or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.

“ERISA Affiliate” means all Persons (whether or not incorporated) that would be treated together with the Company or any Company Subsidiaries as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Equity Award Exchange Ratio” means the quotient determined by dividing (a) the Merger Consideration by (b) the Parent Stock Price.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a et seq., and the rules and regulations promulgated thereunder.

“Exchange Fund” shall have the meaning set forth in Section 3.3(a).

“FAR” shall have the meaning set forth in Section 4.5(b).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and any rules, regulations and guidance promulgated thereunder.

“Filed Company Contract” means, as of the date of this Agreement, a Contract filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act after January 1, 2016.

“Filed Company SEC Documents” has the meaning set forth in ARTICLE IV.

“Filed Parent SEC Documents” has the meaning set forth in ARTICLE V.

“FOCI” has the meaning set forth in Section 4.13(e).

“Fully Diluted Company Shares” means, as of any particular time, the total number of outstanding Shares on a fully diluted basis (assuming the conversion or exercise of all derivative securities or other rights to acquire Company Common Stock regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 4.5(b).

“Governmental Entity Acquisition Systems” has the meaning set forth in Section 4.5(b).

“Hazardous Material” means any substance, material or waste that is listed, defined, designated, classified or otherwise regulated as “hazardous”, “toxic”, a “pollutant” or “contaminant” or words of similar meaning and regulatory effect pursuant to any Environmental Laws due to their hazardous or deleterious properties or characteristics, including petroleum and petroleum byproducts, asbestos, polychlorinated biphenyls, radon, mold, chlorofluorocarbons and all other ozone-depleting substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a et seq., and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice.

“Indemnification Expenses” has the meaning set forth in Section 6.12(a).

“Indemnified Parties” has the meaning set forth in Section 6.12(a).

“Initial Offer Expiration Time” has the meaning set forth in Section 2.1(c).

“Intellectual Property” means all intellectual property and similar proprietary rights, including intellectual property rights in the following: (a) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names and all goodwill related thereto, all applications and registrations for the foregoing, including all renewals of the same, (b) inventions (regardless of whether patentable), utility models, supplementary protection certifications, patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues, (c) confidential information, personal information, trade secrets and know-how, (d) works of authorship (including databases and other compilations of information), regardless of whether copyrightable, copyrights, industrial designs and other design rights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (d) all rights in computer software, including all object code, source code, specifications, algorithms, architectures, structures, displays, screens, layouts and development tools, and all documentation and media related thereto and (e) domain names, Internet addresses, other computer identifiers and social media identifiers and related accounts.

“International Trade Laws” shall have the meaning set forth in Section 4.14(a).

“ITAR” shall have the meaning set forth in Section 4.5(b).

“Judgment” means any judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, a Governmental Entity.

“Knowledge” means the actual knowledge of, in the case of the Company and the Company Subsidiaries, the individuals listed in Section 1.1 of the Company Disclosure Letter and in the case of Parent and Merger Sub, the individuals listed in Section 1.1 of the Parent Disclosure Letter.

“Law” means any law, rule, regulation, ordinance, code, statute, Judgment, order, decree, ruling, treaty, convention, governmental directive, injunction or other binding directive, U.S. or non-U.S., of any Governmental Entity, including common law.

“Letter of Transmittal” has the meaning set forth in Section 3.3(b)(i).

“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Measurement Date” has the meaning set forth in Section 4.2(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a)(ii).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 3.1(a)(i).

“Merger Sub Board” has the meaning set forth in the Recitals.

“Minimum Condition” has the meaning set forth in Annex A.

“MIPS” has the meaning set forth in Section 6.15(b).

“NISPOM” shall have the meaning set forth in Section 4.5(b).

“NRS” means the Nevada Revised Statutes.

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning set forth in the Recitals.

“Offer Closing” has the meaning set forth in Section 2.1(d).

“Offer Conditions” has the meaning set forth in Section 2.1(b).

“Offer Documents” has the meaning set forth in Section 2.1(f).

“Offer Expiration Time” has the meaning set forth in Section 2.1(c).

“Offer Termination” has the meaning set forth in Section 2.1(e).

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the articles of formation or organization or certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership (general or limited), the certificate of formation or partnership and the partnership agreement, and (d) with respect to any other Person the organizational, constituent or governing documents or instruments of such Person.

“Other Party” means, (a) with respect to Parent and the Parent Subsidiaries, the Company and (b) with respect to the Company and the Company Subsidiaries, Parent and Merger Sub.

“Outside Date” has the meaning set forth in Section 8.1(e).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Common Stock” means the common stock of Parent, par value $0.001 per share.

“Parent Disclosure Letter” has the meaning set forth in ARTICLE V.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate any of the Transactions.

“Parent Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law to own, lease and operate Parent’s and the Parent Subsidiaries’ assets and properties and to lawfully carry on Parent’s and the Parent Subsidiaries’ as they are being conducted as of the date of this Agreement.

“Parent Proposed Changed Terms” has the meaning set forth in Section 6.4(f)(ii).

“Parent Stock Price” means the average of the VWAPs of Parent Common Stock on each of the twenty (20) consecutive Business Days ending on (and including) the Closing Date.

“Parent Subsidiaries” means each Subsidiary of Parent.

“Party” means a party to this Agreement.

“Paying Agent” has the meaning set forth in Section 3.3(a).

“Permitted Liens” means (i) Liens for Taxes (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice (A) that relate to obligations that are not delinquent or that the Company or any of the Company Subsidiaries is contesting in good faith by appropriate proceedings and for which adequate reserves have been established, and (B) that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, (iv) zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Entity that are not materially violated by any current use, occupancy or activity conducted by the Company or any of the Company Subsidiaries, or Parent or any of the Parent Subsidiaries, as applicable, (v) in the case of real property leased, subleased, licensed or otherwise occupied (but not owned) by the Company or any of the Company Subsidiaries or Parent or any of the Parent Subsidiaries, as applicable, any Lien to which the fee simple interest (or any superior leasehold interest) is subject or Liens in favor of the lessors under the lease, sublease, license, sublicense or other occupancy agreement for such real property, (vi) easements, rights-of-way, encroachments, restrictions, conditions or imperfections of title or other similar Liens that have arisen in the ordinary course of business consistent with past practice which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (vii) non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice, or (viii) Liens arising from transfer restrictions under applicable Laws of the U.S. federal securities Laws or similar applicable Laws of any jurisdiction.

“Person” means any individual, corporation, limited liability company, limited or general partnership, limited liability partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Entity, or any group composed of two (2) or more of the foregoing.

“Promissory Note” has the meaning set forth in Section 2.4(c).

“Proxy Clearance Date” shall mean the date (which shall not be prior to ten (10) calendar days after the initial filing by the Company of the preliminary Proxy Statement with the SEC), on which the SEC has, orally or in writing, notified the Company or its counsel that it has no further comments on the Proxy Statement.

“Proceeding” has the meaning set forth in Section 4.16.

“Proxy Statement” has the meaning set forth in Section 4.5(b).

“Qualified Continuing Employee” has the meaning set forth in Section 6.15(b).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment.

“Replacement Plans” has the meaning set forth in Section 6.15(c).

“Representatives” means with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person to issue, transfer or sell any equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such equity interests or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“Schedule 14D-9” has the meaning set forth in Section 2.2(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. § 77a et seq., and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in the Recitals.

“Short-Form Merger Threshold” has the meaning set forth in Section 2.5(b).

“Stockholder List Date” has the meaning set forth in Section 2.2(c).

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 2.5(a).

“Surviving Corporation Common Stock” has the meaning set forth in Section 3.1(a)(i).

“Takeover Law” means any “fair price,” “moratorium,” “interested stockholder,” “control share acquisition,” “business combination” or any other anti-takeover Law or similar Law enacted under state or federal Law, including NRS 78.378 through 78.3793, inclusive, and NRS 78.411 through 78.444, inclusive.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with any Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, or other similar assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with any of the foregoing.

“Termination Condition” has the meaning set forth in Annex A.

“Termination Fee” has the meaning set forth in Section 8.4(f).

“Top-Up Option” has the meaning set forth in Section 2.4(a).

“Top-Up Option Shares” has the meaning set forth in Section 2.4(a).

“Transactions” has the meaning set forth in the Recitals.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Voting Company Debt” has the meaning set forth in Section 4.2(c).

“VWAP” means, for any Business Day, the volume-weighted average price per share of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Company and Parent).

“Willful Breach” means an intentional and willful breach or an intentional and willful failure to perform, in each case that is the consequence of a deliberate action or omission (including a failure to cure circumstances) by a Party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, result in a breach of this Agreement.

Section 1.2 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) the word “or” shall be disjunctive but not exclusive;

(e) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(f) a defined term has its defined meaning throughout this Agreement and each exhibit, schedule, certificate or other document to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i) this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k) any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

(l) the Annexes and Schedules attached to this Agreement are incorporated herein by reference and will be considered part of this Agreement;

(m) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(n) any references to (i) any Contract (including this Agreement), statute or regulation are to the Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section;

(o) all references to days mean calendar days unless otherwise provided; and

(p) all references to time mean New York City time.

ARTICLE II

THE OFFER AND THE MERGER

Section 2.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8.1, as promptly as practicable but in no event later than fifteen (15) Business Days after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer to purchase all of the Shares at a price per Share equal to the Per Share Amount in cash, net of applicable withholding taxes and without interest.

(b) Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares validly tendered pursuant to the Offer are subject to the terms and conditions of this Agreement and the prior satisfaction or waiver of the Minimum Condition, the Termination Condition and the other conditions set forth in Annex A (collectively, the “Offer Conditions”). Merger Sub expressly reserves the right (but is not obligated to) at any time and from time to time in its sole discretion to waive, in whole or in part, any Offer Condition or modify the terms of the Offer (including by increasing the Per Share Amount), in each case only in a manner not inconsistent with the terms of this Agreement, except that, without the prior written consent of the Company, neither Parent nor Merger Sub shall (i) reduce the number of Shares subject to the Offer, (ii) reduce the Per Share Amount, (iii) amend, modify or waive the Minimum Condition or the Termination Condition, (iv) add to the Offer Conditions or amend, modify or supplement any Offer Condition or any other term of the Offer in any manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Merger Sub to consummate the Offer, (v) terminate the Offer other than in accordance with this Agreement, (vi) extend or otherwise change the Offer Expiration Time (except as required or permitted by the other provisions of this Section 2.1), (vii) change the form of consideration payable in the Offer or (viii) provide for any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act.

(c) Expiration and Extension of the Offer. The expiration date and time for the Offer, as the same may be extended from time to time, is hereinafter referred to as the “Offer Expiration Time.” The initial Offer Expiration Time shall be 11:59 p.m. (New York City time) on the twentieth (20th) Business Day following (and including the day of) commencement of the Offer (determined pursuant to Exchange Act Rule 14d-1(g)(3)) (the “Initial Offer Expiration Time”). Subject to the Parties’ respective rights to terminate the Agreement pursuant to Section 8.1 and notwithstanding anything to the contrary in this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to):

(i) extend the Offer for any period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or the NYSE (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Per Share Amount) or as may be necessary to resolve any comments of the SEC or the staff or the NYSE, in each case as applicable to the Offer, the Schedule 14D-9 or the Offer Documents; and

(ii) if, as of any then-scheduled Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by Parent or Merger Sub (to the extent permitted hereunder), extend the Offer on one or more occasions in consecutive increments of up to five (5) Business Days each (or such longer or shorter period as the Parties hereto may agree) in order to permit the satisfaction of such Offer Conditions.

Notwithstanding anything in the foregoing to the contrary, without the Company’s written consent, Merger Sub shall not extend the Offer, and Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) extend the Offer, in each case beyond the earliest to occur of (x) the Outside Date, (y) the valid termination of this Agreement in accordance with Section 8.1 and (z) three (3) Business Days after the Proxy Clearance Date.

(d) Consummation of the Offer; Payment. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) (i) consummate the Offer and accept for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after (and, in any event, no later than the first (1st) Business Day after) the Offer Expiration Time and (ii) promptly after (and, in any event, no more than three (3) Business Days after) the Offer Expiration Time, pay (subject to any applicable withholding tax) for such Shares. Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. The Per Share Amount shall be paid to the holder of the Share in cash, net of applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. Acceptance for payment of Shares pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing” and the time of such acceptance is referred to in this Agreement as the “Acceptance Time”.

(e) Termination of the Offer; Continuing Pursuit of Merger. If at any then-scheduled Offer Expiration Time (i) any Offer Condition shall not have been satisfied or, to the extent waivable by Parent or Merger Sub, waived and (ii) three (3) Business Days have elapsed since the Proxy Clearance Date, then (x) Merger Sub may irrevocably and unconditionally terminate the Offer, and (y) the Company shall have the right, exercisable by delivering written notice to Parent and Merger Sub to cause Merger Sub to, and upon receipt of such notice, Merger Sub shall (and Parent shall cause Merger Sub to), irrevocably and unconditionally terminate the Offer at the then-scheduled Offer Expiration Time following the receipt of such notice from the Company (delivered no less than two (2) Business Days prior to the then-scheduled Offer Expiration Time of the Offer). If the Offer is terminated pursuant to this Section 2.1(e), the Parties shall proceed in accordance with Section 6.6. The termination of the Offer pursuant to this Section 2.1(e) is referred to in this Agreement as the “Offer Termination”. Notwithstanding anything to the contrary in this Section 2.1(e), if this Agreement is terminated pursuant to Section 8.1, then Merger Sub shall promptly (and, in any event, within one (1) Business Day of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is validly terminated or withdrawn by Merger Sub in accordance with the terms of this Agreement, including this Section 2.1(e), or this Agreement is terminated in accordance with ARTICLE VIII, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Shares to the registered holders thereof. The Parties hereto acknowledge and agree that the Offer Termination shall not give rise to a right of termination of this Agreement unless expressly provided for in ARTICLE VIII and that, absent such termination of this Agreement, following an Offer Termination the obligations of the Parties hereunder other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.

(f) Offer Documents. On the date of commencement of the Offer (determined pursuant to Exchange Act Rule 14d-2), Parent and Merger Sub shall (i) file with the SEC, in accordance with Exchange Act Rule 14d-3, a Tender Offer Statement on Schedule TO with respect to the Offer, which Tender Offer Statement shall contain an offer to purchase and a related letter of transmittal, summary advertisement, notice of guaranteed delivery and other ancillary offer documents pursuant to which the Offer will be made (such Schedule TO and documents, together with any supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company shall promptly furnish Parent and Merger Sub with all information concerning the Company and its stockholders required by the Exchange Act or other applicable Law to be set forth in the Offer Documents and all other information concerning the Company and its stockholders as reasonably requested by Parent and Merger Sub for inclusion in the Offer Documents and, unless previously validly withdrawn in accordance with Section 6.4(d) or Section 6.4(e), shall allow Parent and Merger Sub to include the Company Board Recommendation in the Offer Documents. Parent and Merger Sub shall cause the Offer Documents to comply in all material respects with the requirements of applicable Law and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Parent or Merger Sub with respect to information supplied by the Company specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information is or shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Law. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall (i) provide the Company and its counsel any written comments that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments (and shall give the Company and its counsel prompt telephonic notice of any material discussions with or oral comments received from the SEC staff), (ii) provide the Company and its counsel a reasonable opportunity to review and comment upon the proposed responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof, and (iii) give reasonable and good faith consideration to any comments made by the Company and its counsel on any such proposed responses. Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents.

Section 2.2 Company Actions.

(a) Approval. The Company hereby approves of and consents to the Transactions. The Company agrees that no Shares held by the Company or any of the Company Subsidiaries (other than any such shares held on behalf of third parties) will be tendered pursuant to the Offer.

(b) Schedule 14D-9. On the date the Offer Documents are filed with the SEC, as soon as reasonably practicable following the filing of the Schedule TO, the Company shall (i) file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time and including any exhibits thereto, the “Schedule 14D-9”), including the Company Board Recommendation (subject to the Company Board Recommendation not having been withdrawn or modified in accordance with Section 6.4(d) or Section 6.4(e)) and (ii) cause the Schedule 14D-9 to be disseminated to holders of Shares as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable Law. Parent and Merger Sub shall promptly furnish the Company with all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9, and all other information concerning Parent and Merger Sub as reasonably requested by the Company for inclusion in the Schedule 14D-9. Parent shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and the Company shall give reasonable and good faith consideration to any comments made by Parent. The Company shall (A) provide Parent any written comments that the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent prompt telephonic notice of any oral comments received from the SEC staff), (B) provide Parent a reasonable opportunity to review and comment upon the proposed responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (C) give reasonable and good faith consideration to any comments made by Parent on any such proposed responses. The Company shall cause the Schedule 14D-9 to comply in all material respects with the requirements of applicable Law and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Law.

(c) Stockholder Lists. In connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub (x) promptly (and in any event no later than five (5) Business Days after the date of this Agreement) and (y) from time to time thereafter as requested by Parent, with a list of its stockholders and mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession regarding the beneficial owners of the Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Shares (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to applicable Law, and except for such steps as are necessary to communicate the Offer to the holders of Shares, Parent and Merger Sub and their Representatives (i) shall hold in confidence such lists, files and information and will use such information only in connection with the Offer and the Merger and (ii) following the termination of this Agreement, shall promptly either deliver to the Company or destroy, and shall cause their Representatives to deliver to the Company or destroy, all copies and any extracts or summaries of such information then in their possession or control and notify the Company that all such material has been so returned or destroyed. Unless the Company has received after the date hereof and prior to the date of mailing a Company Acquisition Proposal that constitutes or could reasonably be expected to lead to a Company Superior Proposal (as contemplated in Section 6.4), the Company and Parent shall use reasonable best efforts to coordinate the mailing of the Offer Documents and the Schedule 14D-9 so they can be included together in a joint mailing to the holders of the Shares.

Section 2.3 Directors.

(a) After the Offer Closing, and at all times thereafter, subject to compliance with applicable Law and the rules and regulations of the NYSE, Merger Sub shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Merger Sub pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent and its direct or indirect wholly-owned Subsidiaries, including Merger Sub, bears to the total number of Shares then outstanding. After the Offer Closing, the Company shall, upon Merger Sub’s request, promptly take all actions as are necessary to enable Merger Sub’s designees to be so elected or designated to the Company Board, including promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board (including by amending the bylaws of the Company if necessary to increase the size of the Company Board) or, subject to this Section 2.3, promptly securing the resignations of such number of its incumbent directors, and shall cause Merger Sub’s designees to be so elected or designated at such time. Notwithstanding the foregoing, in no event shall the Company’s Chief Executive Officer be required to resign from the Company Board pursuant to this Section 2.3(a). After the Offer Closing, the Company shall also, upon Merger Sub’s request, promptly cause the directors elected or designated by Merger Sub to the Company Board to serve on and constitute the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board (or similar body), in each case, to the extent permitted by applicable Law and the rules of the NYSE. After the Offer Closing, the Company shall also, upon Merger Sub’s request, take all action necessary to elect to be treated as a “controlled company” as defined by NYSE Rule 303A and make all necessary filings and disclosures associated with such status. The provisions of this Section 2.3(a) are in addition to any rights that Parent or its direct or indirect Subsidiaries, including Merger Sub, may have as a record holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(b) The Company’s obligations to appoint Merger Sub’s designees to the Company Board pursuant to Section 2.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3, including mailing to stockholders (together with the Schedule 14D-9) any information required by Section 14(f) and Rule 14f-1 to enable Merger Sub’s designees to be elected or designated to the Company Board at the time or times contemplated by this Section 2.3. Merger Sub shall supply or cause to be supplied to the Company in writing, and be solely responsible for, any information with respect to the Parent, Merger Sub, their respective officers, directors and Affiliates and proposed designees to the Company Board required by Section 14(f) and Rule 14f-1.

(c) Notwithstanding anything in this Agreement to the contrary, after Merger Sub’s designees are elected or designated to, and constitute a majority of, the Company Board pursuant to Section 2.3(a), until the Effective Time, the Company shall cause the Company Board to maintain at least three directors who are members of the Company Board on the date hereof, each of whom shall be an “independent director” as defined by NYSE Rule 303A.02 and eligible to serve on the Company’s audit committee under the Exchange Act and NYSE rules and, at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Company Board) so that the remaining Continuing Director or Continuing Directors shall be entitled to elect or designate another Person that satisfies the foregoing independence requirements to fill such vacancy, and such Person shall be deemed to be a Continuing Director for purposes of this Agreement. After Merger Sub’s designees are elected or designated to, and constitute a majority of, the Company Board pursuant to Section 2.3(a), and prior to the Effective Time, in addition to any approvals of the Company Board or the stockholders of the Company as may be required by the Company’s Organizational Documents or applicable Law, the affirmative vote of a majority of the Continuing Directors shall be required (i) for the Company to terminate or amend this Agreement, (ii) for the Company to exercise or waive any of the Company’s rights, benefits or remedies under this Agreement, (iii) to amend the Company’s Organizational Documents, (iv) to extend the time for performance of any of the obligations or other acts of the Parent or Merger Sub, (v) to authorize any agreement between the Company and any of its Affiliates, on the one hand, and the Parent, Merger Sub or any of their Affiliates, on the other hand, or (vi) to grant consent or to take any other action of the

Company with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement, in the case of such actions specified in clauses (iii) and (v), only if such action would reasonably be expected to adversely affect in any material respect the Company or the holders of Shares (other than the Parent or Merger Sub); provided, however, that if there shall be no Continuing Directors as a result of such Persons’ deaths, disabilities or resignations, then such actions may be effected by majority vote of the entire Company Board. The Continuing Directors shall have, and the Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company or the Company Board) and other advisors at the expense of the Company as determined by the Continuing Directors and the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder, in each case until the Closing. Following the Offer Closing and prior to the Effective Time, unless required by applicable Law or applicable fiduciary duties or for removal for cause, neither the Parent nor Merger Sub shall take any action to remove or request the resignation of any Continuing Director.

Section 2.4 The Top-Up Option.

(a) Top-Up. The Company hereby grants to Parent and Merger Sub an option (the “Top-Up Option”) to purchase from the Company the number of newly-issued Shares (such newly-issued shares, the “Top-Up Option Shares”) equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Parent and Merger Sub at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the number of Fully Diluted Company Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option or (ii) the aggregate number of Shares that the Company is authorized to issue under its articles of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. The Top-Up Option shall terminate upon the earlier to occur of (A) the Effective Time and (B) the termination of this Agreement in accordance with its terms.

(b) Exercise of the Top-Up. The Top-Up Option may be exercised by Parent or Merger Sub, in whole or in part, at any time on or after the Offer Expiration Time, in its sole discretion; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (i) immediately following the exercise of the Top-Up Option, the number of Shares owned in the aggregate by Parent and Merger Sub constitutes at least one share more than 90% of the number of Fully Diluted Company Shares that would be outstanding immediately after the issuance of all Top-Up Option Shares and (ii) the Minimum Condition shall have been satisfied. The Parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with applicable Law (other than any Law that requires stockholder approval for the issuance of the Top-Up Option Shares).

(c) Top-Up Closing. The aggregate purchase price payable for the Top-Up Option Shares shall be determined by multiplying the number of Top-Up Option Shares by the Per Share Amount. Such purchase price may be paid by Parent or Merger Sub, at its election, either (i) entirely in cash, (ii) by payment in cash of the aggregate par value of the Top-Up Option Shares and payment of the balance by executing and delivering to the Company a promissory note (with full recourse to Parent) having a principal amount equal to such purchase price (the “Promissory Note”) or (iii) any combination thereof. The Promissory Note shall bear simple interest at the rate of 6% per annum, shall mature on the first anniversary of the date of execution and delivery of such Promissory Note and may be prepaid without premium or penalty; provided, however, upon any default under the Promissory Note, all principal and accrued interest thereunder shall immediately become due and payable. The Promissory Note shall have no other material terms.

(d) Top-Up Notice. In the event Parent or Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall deliver to the Company a notice setting forth (i) the number of Top-Up Option Shares that Parent or Merger Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Merger Sub intends to pay the applicable exercise price and (iii) the place and time at which the closing of the purchase of the Top-Up Option Shares is to take place. At the closing of the purchase of the Top-Up Option Shares, Parent or Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Option Shares, and the Company shall cause to be issued and delivered to Parent or Merger Sub (as the case may be) a Certificate or Certificates representing the Top-Up Option Shares or, at Parent’s or Merger Sub’s request or otherwise if the Company does not then have certificated Shares, the applicable number of Book-Entry Shares. Such Certificates or Book-Entry Shares may include any legends required by applicable Legal Requirements.

(e) Exemption from Registration. Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, and will be upon the purchase of the Top-Up Option Shares, an “Accredited Investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option, if any, are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

(f) No Effect on Dissenter’s Rights. The Top-Up Option, the issuance of the Top-Up Option Shares or the payment by Merger Sub to the Company of any consideration, including the Promissory Note, for the Top-Up Option Shares shall not be taken into account in any determination of the fair value (as defined in Section 92A.320 of the NRS) of any Dissenting Shares pursuant to NRS 92A.300 through 92A.500, inclusive (if applicable), and none of the Parties shall take any position to the contrary in any appraisal proceedings commenced pursuant to NRS 92A.490, in each case only to the extent such dissenter’s rights are applicable to the Transactions.

(g) No Assignment. Notwithstanding anything to the contrary set forth in this Agreement, without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Section 2.4 shall not be assigned by Merger Sub other than to Parent or a direct or indirect wholly-owned Subsidiary of Parent, including by operation of Law or otherwise, and any attempted assignment in violation of this Section 2.4(g) shall be null and void.

Section 2.5 The Merger.

(a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the applicable provisions of the NRS, whereupon the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Nevada as the surviving entity (the Company, as the surviving entity in the Merger, being sometimes referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly owned direct subsidiary of Parent.

(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time after the purchase of Shares pursuant to the Offer by Merger Sub, the number of actually outstanding Shares owned by Merger Sub, together with any outstanding Shares owned by Parent and Parent’s other affiliates, shall collectively represent at least 90% of the actually outstanding Shares (the “Short-Form Merger Threshold”) (including through the exercise of the Top-Up Option), then Parent shall take all actions necessary and appropriate to cause the Merger to become effective as soon as practicable without a meeting of the holders of Shares in accordance with NRS 92A.180.

(c) Subject to the terms of this Agreement, in the event that (i) the Offer Termination shall have occurred or (ii) following Parent’s or Merger Sub’s purchase of the Shares and the expiration of the Offer, Parent holds in the aggregate a number of Shares less than the Short-Form Merger Threshold, the Parties hereto agree to take all action required to cause the Merger to become effective in accordance with the NRS as soon as practicable after the satisfaction or waiver of the applicable conditions to the Merger set forth in ARTICLE VII. In furtherance and not in limitation of the foregoing agreement, the Company agrees that it shall, acting through the Company Board in accordance with applicable Law, take the actions specified in Section 6.5 and Section 6.6 hereto to effect the Merger.

Section 2.6 Closing.

(a) The closing of the Merger (the “Closing”), shall take place as soon as practicable after, and in any event no later than 10:00 a.m., New York City time, on a date that is two (2) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in ARTICLE VII (the “Closing Date”) (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Paul, Weiss, Rifkind Wharton & Garrison LLP in New York, New York, or such other time, date or place as Parent and the Company may agree in writing.

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall cause articles of merger with respect to the Merger prepared and executed in accordance with and containing such information as is required by Chapter 78 and Chapter 92A of the NRS (the “Articles of Merger”) to be executed and filed with the Office of the Secretary of State of the State of Nevada and (b) on or after the Closing Date duly make all other filings and recordings required by the NRS in order to effectuate the Merger.

(c) The Merger shall become effective at such time the Articles of Merger have been duly filed with the Office of the Secretary of State of the State of Nevada, or at such later date and time as shall be agreed upon in writing by Parent and the Company and specified in the Articles of Merger in accordance with the relevant provisions of the NRS (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.7 Effect of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of each of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities obligations, restrictions, disabilities and duties of each of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation, all as provided under the NRS.

Section 2.8 Organizational Documents.

(a) At the Effective Time, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety as set forth on Exhibit B hereto and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms, the terms of this Agreement and applicable Law.

(b) At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as set forth on Exhibit B and, as so amended and restated, shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with the terms of the articles of incorporation of the Surviving Corporation, such bylaws, the terms of this Agreement and applicable law.

Section 2.9 Directors and Officers of the Surviving Corporation. At the Effective Time, (i) the officers of the Company shall become and constitute the only officers of the Surviving Corporation, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation and (ii) the directors of Merger Sub shall become and constitute the only directors of the Surviving Corporation, and such directors shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation. The Parties shall take all necessary action to give effect to the foregoing provision.

ARTICLE III

EFFECT OF MERGER ON CAPITAL STOCK

Section 3.1 Effect of the Merger on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Parent, Merger Sub or the Company:

(i) Merger Sub Common Stock. Each share of common stock of no par value of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one validly issued fully paid and nonassessable share of common stock of no par value of the Surviving Corporation (the “Surviving Corporation Common Stock”) and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock, if any, shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(ii) Conversion of Capital Stock of the Company. Subject to the other provisions of this ARTICLE III, each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares described in Section 3.1(a)(iii)), including for the avoidance of doubt any

Shares outstanding immediately prior to the Effective Time whose prior restrictions have lapsed pursuant to Section 3.2, shall be converted automatically at the Effective Time into the right to receive from Parent the Per Share Amount in cash (the “Merger Consideration”), without any interest thereon and subject to any withholding Taxes required by applicable Law in accordance with Section 3.3(h). All such Shares, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of any such share of Company Common Stock that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable.

(iii) Company, Parent and Merger Sub-Owned Shares. Each share of Company Common Stock that is issued and held by the Company or any of the Company’s direct or indirect wholly owned Subsidiaries, and each share of Company Common Stock that is owned by Parent, Merger Sub (including Shares acquired pursuant to the Offer and Shares acquired as a result of the exercise of the Top-Up Option) or any of their respective direct or indirect wholly owned Subsidiaries, in each case immediately prior to the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor.

(b) Impact of Stock Splits, Etc. In the event of any change in the number of Shares, or securities convertible or exchangeable into or exercisable for Shares (including options to purchase Company Common Stock) issued and outstanding after the date of this Agreement and prior the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Per Share Amount and the Merger Consideration shall be equitably adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event, subject to further adjustment in accordance with this Section 3.1(b). Nothing in this Section 3.1(b) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.2 Treatment of Equity Compensation Awards.

(a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plan or the Director Stock Plan) shall adopt such resolutions as may be required to effect the following:

(i) adjust the terms of all outstanding Company Stock Options, whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be fully vested, canceled and converted into the right to receive a lump-sum cash payment, without interest, equal to the product of (A) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (B) the number of Shares subject to such Company Stock Option, which shall be paid as promptly as practicable following, but in no event later than ten (10) Business Days after, the Effective Time;

(ii) adjust the terms of all outstanding Company RSUs (other than the Company 2018 RSUs) as necessary to provide that, at the Effective Time, each such Company RSU outstanding immediately prior to the Effective Time shall vest in full and shall be canceled and converted into the right to receive, for each share of Company Common Stock subject to such Company RSU, the Merger Consideration, which shall be paid as promptly as practicable following, but in no event later than ten (10) Business Days after, the Effective Time;

(iii) with respect to each Company 2018 RSU, provide that such Company 2018 RSU shall be converted into, and shall constitute, as applicable, restricted stock units subject to Parent Common Stock, on the same terms and conditions as were applicable to such Company 2018 RSU immediately prior to the Effective Time, with respect to the number of shares of Parent Common Stock determined by multiplying the number of Shares subject to such Company 2018 RSU by the Equity Award Exchange Ratio;

(iv) adjust the terms of all outstanding Company PSUs as necessary to provide that, at the Effective Time, each such Company PSU outstanding immediately prior to the Effective Time shall vest at the target level of vesting and shall be canceled and converted into the right to receive, for each share of Company Common Stock subject to such then-vested Company PSU, the Merger Consideration, which shall be paid as promptly as practicable following, but in no event later than ten (10) Business Days after, the Effective Time;

(v) adjust the terms of all outstanding Director RSUs as necessary to provide that, at the Effective Time, each such Director RSU outstanding immediately prior to the Effective Time shall vest in full and shall be canceled and converted into the right to receive, for each share of Company Common Stock subject to such Director RSU, the Merger Consideration, which shall be paid as promptly as practicable following, but in no event later than ten (10) Business Days after, the Effective Time;

(vi) distribute all Accumulated Dividend Equivalents to the applicable holders of Company RSUs, Company PSUs and Director RSUs, which shall be paid as promptly as practicable following, but in no event later than ten (10) Business Days after, the Effective Time; and

(vii) make such other changes to the Company Stock Plan or the Director Stock Plan as the Company and Parent may agree are appropriate to give effect to the Merger.

With respect to any amount payable under this Section 3.2(a) that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of such amount would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, such payment shall instead be made at the earliest time permitted under this Agreement and the terms of the corresponding award that will not result in the imposition of such Tax or penalty.

(b) All payments described in Section 3.2(a) (other than with respect to Director RSUs) shall be paid through the payroll system or payroll provider of the Surviving Corporation or its applicable Affiliate. Notwithstanding the foregoing, if any such payment cannot be made through such payroll system or payroll provider, then the Surviving Corporation or its applicable Affiliate will issue a check for such payment promptly following the Closing Date. Parent shall deposit or cause to be deposited with the Surviving Corporation or its applicable Affiliate, by wire transfer of immediately available funds at or promptly following the Effective Time, the amount of any such payments to the extent that the Surviving Corporation’s or its applicable Affiliate’s cash as of the Effective Time is insufficient to fund such payments.

(c) Prior to the Effective Time, Parent shall cause to be maintained or filed with the SEC a registration statement on Form S-8 (or another appropriate form) registering (to the extent permitted under applicable Law) a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock subject to the restricted stock units of Parent Common Stock as provided in Section 3.2(a)(iii). Parent shall use commercially reasonable efforts to maintain (to the extent permitted under applicable Law) the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any such restricted stock units of Parent Common Stock remain outstanding. The Company shall cooperate with, and assist Parent in the preparation of, such registration statement.

Section 3.3 Payment for Securities.

(a) Paying Agent; Exchange Fund. Prior to the Effective Time, Parent shall enter into an agreement with an entity designated by Parent and reasonably acceptable to the Company to act as agent for the holders of Company Common Stock in connection with the Merger (the “Paying Agent”) and to receive the Merger Consideration. On the Closing Date and prior to the filing of the Articles of Merger, Parent shall deposit, or cause to be deposited with the Paying Agent, for the benefit of the holders of Shares issued and outstanding immediately prior to the Effective Time, an amount in cash sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for Shares pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.3(a), the Exchange Fund shall not be used for any other purpose. The Paying Agent shall invest the Exchange Fund as directed by Parent solely in (i) direct short-term obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iv) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, (v) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or (vi) a combination of any of the foregoing, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the Merger Consideration contemplated to be issued in exchange for Shares pursuant to this Agreement shall be returned to Parent in accordance with Section 3.3(d). No such investment or losses thereon shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this ARTICLE III or affect the amount of Merger Consideration payable to holders of Company Common Stock, and to the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under this Section 3.3(a), Parent shall promptly provide additional cash to the Paying Agent to add to the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under this Section 3.3(a). The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. Any interest or other income resulting from investment of the Exchange Fund shall become part of the Exchange Fund.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time, but in no event more than five (5) Business Days after the Closing Date, Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to deliver to each record holder, as of immediately prior to the Effective Time, (A) an outstanding certificate or certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) or (B) Shares represented by book-entry (“Book-

Entry Shares”), a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration.

(ii) Upon surrender to the Paying Agent of a Certificate or Book-Entry Shares, delivery of a duly completed and validly executed Letter of Transmittal, and such other customary documents as may be reasonably required by the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to promptly receive in exchange therefor the Merger Consideration payable in respect of the number of shares formerly evidenced by such Certificate or such Book-Entry Share. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration or on any unpaid dividends and other distributions payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the record holder of such Shares, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such Shares, subject to the Surviving Corporation’s obligation (subject to Section 6.1) to pay any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

(c) Termination Rights. All Merger Consideration paid upon the surrender of and in exchange for Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the Surviving Corporation shall cause the stock transfer books of the Surviving Corporation to be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the Shares previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing Shares described in Section 3.1(a)(iii)), without any interest thereon.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the date that is twelve (12) months after the Closing Date shall be delivered to Parent, upon demand, and any former common stockholders of the Company who have not theretofore received the Merger Consideration, without interest thereon, shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.

(e) No Liability. None of the Surviving Corporation, Parent, Merger Sub or the Paying Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate (other than a Certificate evidencing Shares described in Section 3.1(a)(iii)) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Shares formerly represented by such Certificate, without any interest thereon.

(g) Dissenter’s Rights. No holder of any Shares will have or be entitled to assert dissenter’s rights or any other rights of appraisal, pursuant to the NRS or otherwise, as a result of or in connection with this Agreement and the Transactions. Notwithstanding anything in this Agreement to the contrary, if it is determined that such right to dissent is not eliminated by operation of any applicable Laws, including NRS 92A.390, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded payment of fair value (as defined in NRS 92A.320) for such Shares in accordance with the requirements of the NRS 92A.300 through 92A.500, inclusive (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, and the holders of Dissenting Shares shall be entitled to only such rights as are granted by NRS 92A.300 through 92A.500, inclusive. If any holder of Dissenting Shares fails to perfect, withdraws or otherwise loses the right to demand payment of fair value in respect of such Dissenting Shares pursuant to NRS 92A.300 through 92A.500, inclusive, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, as set forth in Section 3.1(a)(ii). The Company shall give Parent prompt notice of any written demands received by the Company for appraisals or payment of fair value in respect of Shares and any withdrawals of such demands, as well as copies of any instruments or documents served pursuant to the NRS and received by the Company with respect to such demands, and the Parent shall have the opportunity to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares under the provisions of the NRS will receive payment thereof from the Surviving Corporation and as of the Effective Time such Shares will no longer be outstanding and will automatically be cancelled and retired and will cease to exist.

(h) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable to any holder of Company Common Stock or holder of equity or equity-based awards under the Company Stock Plan pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payments under applicable Law. To the extent that amounts are so properly deducted or withheld and timely paid over to the appropriate Governmental Entity by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or holder of the equity or equity-based awards in respect of which such deduction or withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be. As of the date hereof, to the Knowledge of the Parent, there is no such withholding obligation (other than any deduction or withholding with respect to any payments constituting compensation for services). If the Paying Agent, the Surviving Corporation or Parent determine that any amounts are required to be deducted or withheld (other than any deduction or withholding with respect to any payments constituting compensation for services), the Paying Agent, the Surviving Corporation or Parent shall use reasonable best efforts to, prior to deducting or withholding such amounts, notify the holder in respect of which such deduction and withholding is to be made and shall reasonably cooperate in good faith to establish or obtain any exemption from or reduction in the amount of any withholding that otherwise would be required.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with or furnished by the Company to the SEC on or after January 1, 2016 (excluding any disclosures (other than statements of historical fact) set forth in any such Filed Company SEC Documents in any risk factor section, any forward-looking disclosure or any other statements that are nonspecific, predictive or primarily cautionary in nature) and publicly available at least two (2) Business Days prior to the date of this Agreement (the “Filed Company SEC Documents”) or (y) as set forth in the disclosure letter delivered by the Company to Parent as of the date hereof (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization, General Authority and Standing. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction), except in the case of any Company Subsidiary where any such failure would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries (a) has full power and authority necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the Company’s Organizational Documents as in effect on the date of this Agreement are included in the Filed Company SEC Documents. There are not any stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of the Company’s capital stock.

Section 4.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 750,000,000 Shares and 1,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on February 7, 2018 (the “Measurement Date”), (i) 163,926,058 Shares were issued and outstanding, (ii) 3,566,076 Shares were subject to Company Stock Options, (iii) 568,462 Shares were subject to Company RSUs, (iv) 691,531 Shares were subject to Company PSUs, (v) 65,700 Shares were subject to Director RSUs, (vi) zero (0) Shares were held by the Company in its treasury, (vii) 12,380,638 additional Shares were reserved and available for issuance pursuant to the Company Stock Plan, (viii) 575,425 additional Shares were reserved and available for issuance pursuant to the Director Stock Plan, (ix) 10,000,000 additional Shares were reserved and available for issuance pursuant to the Company 401(k) Plan and (x) zero (0) shares of Company Preferred Stock were issued and outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. From the Measurement Date to the date of this Agreement, there have been no issuances by the Company of shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, other than the rights under the Company Stock Plan and the Director Stock Plan and any related award agreements.

(b) All outstanding Shares, and all such shares that may be issued prior to the Effective Time when issued, (i) are or will be, as applicable, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and (ii) issued in compliance in all material respects with applicable securities Laws and other applicable Law and all requirements set forth in applicable Contracts.

(c) As of the date of this Agreement, there are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”).

(d) Except (i) as set forth above and (ii) for the Top-Up Option, as of the date of this Agreement, there are no options, warrants, convertible or exchangeable securities, stock-based performance units or other rights or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into, as applicable, any such option, warrant, security, unit, right or Contract or (iii) that give any person the right to receive any economic interest of any nature accruing to the holders of Company Common Stock. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, except for (A) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plan and (B) in connection with Company Stock Options, Company RSUs, Company PSUs and Director RSUs upon settlement or forfeiture of awards or payment of the exercise price of Company Stock Options. Neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

(e) All Company Stock Options, Company RSUs, Company PSUs and Director RSUs are evidenced by written award agreements, in each case substantially in the forms that have been made available to Parent, except that such agreements may differ from such forms with respect to the number of Company Stock Options, Company RSUs, Company PSUs and Director RSUs or Shares covered thereby, the exercise price (if applicable), the vesting schedule, the expiration date applicable thereto and other similar terms.

Section 4.3 Company Subsidiaries; Equity Interests.

(a) Section 4.3(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of incorporation or organization of each (i) Company Subsidiary and (ii) entity (other than the Company Subsidiaries) in which the Company or any Company Subsidiary owns any interest. All of the outstanding interests in each Company Subsidiary have been validly issued, fully paid and nonassessable and are owned by the Company, free and clear of all Liens, other than Permitted Liens. As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which any Company Subsidiary is a party or by which any Company Subsidiary is bound obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, any Company Subsidiary.

(b) Except as set forth in Section 4.3(a) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, nor does the Company or any Company Subsidiary have any obligation, contingent or otherwise, to consummate any material additional investment in any Person other than a Company Subsidiary.

(c) The Company has made available to Parent true, correct and complete copies of the Organizational Documents of the Company’s “significant subsidiaries” (as such term is defined in Section 1.02 of Regulation S-X under the Exchange Act) as in effect on the date of this Agreement and such Organizational Documents are in full force and effect as of the date of this Agreement and such “significant subsidiaries” are not in violation of any of their respective Organizational Documents.

Section 4.4 Authority; Execution and Delivery; Enforceability.

(a) The adoption, execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

(b) The Company Board, at a meeting duly called and held, (i) determined that this Agreement, the Offer, the Merger and the other Transactions are fair to, and in the best interests of, the Company’s stockholders, (ii) adopted, approved and declared advisable this Agreement and the Transactions, (iii) authorized and approved the Top-Up Option and the issuance of the Top-Up Option Shares in accordance with the terms of this Agreement, (iv) directed that, if required by applicable Law, this Agreement be submitted to the holders of Company Common Stock for its approval and (v) recommended that the holders of Company Common Stock accept the Offer and tender their Shares to Merger Sub pursuant to the Offer and, if required by applicable Law, approve and adopt this Agreement and the Transactions (such recommendation described in clause (v), the “Company Board Recommendation”).

(c) Assuming the representations and warranties set forth in Section 5.10 are true and correct, the only vote of holders of any class or series of capital stock of the Company necessary to approve this Agreement and to consummate the Merger, if required by applicable Law, is the adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote thereon (the “Company Stockholder Approval”).

Section 4.5 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or the Company Subsidiaries under, any provision of (i) the Organizational Documents of the Company or any Company Subsidiary, (ii) any Company Permit or any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.5(b) and Section 6.3(a), any Law applicable to the Company or the Company Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order, waiver or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any national, Federal, state, provincial, local or other government, domestic, foreign or supranational, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing of such reports as may be required under the Exchange Act, the Securities Act and the rules and regulations thereunder (including the Schedule 14D-9 and a proxy or information statement relating to the approval of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), (iii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) in the case of the Merger, if required by applicable Law, the receipt of the Company Stockholder Approval, (v) such filings as may be required under the rules and regulations of the NYSE, (vi) compliance with the applicable requirements under the National Industrial Security Program Operating Manual and supplements, amendments and revisions thereof (the “NISPOM”), (vii) compliance with the applicable requirements under Title 22, Section 122.4 of the International Traffic in Arms Regulations (the “ITAR”), (viii) compliance with the applicable requirements of the U.S. Federal Acquisition Regulation (“FAR”), other federal agency FAR supplements and other Governmental Entity acquisition regulations (collectively, the “Governmental Entity Acquisition Systems”) and (ix) such other items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.6 SEC Documents; Undisclosed Liabilities.

(a) Since January 1, 2016, the Company has filed or furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished under the Exchange Act or the Securities Act. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently Filed Company SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Filed Company SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Filed Company SEC Documents. As of the date hereof, neither the Company nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC with respect to any of the Filed Company SEC Documents and, to the Knowledge of the Company, none of the Filed Company SEC Documents is the subject of ongoing SEC review or investigation. The Company has made available to Parent true and complete copies of all comment letters from the staff of the SEC relating to the Filed Company SEC Documents and all written responses of the Company thereto through the date of this Agreement. None of the Company Subsidiaries is, or has at any time since January 1, 2016 been, subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the Filed Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to year-end adjustments).

(c) Except as reflected or reserved against in the consolidated balance sheet of the Company, as of December 29, 2017, or the notes thereto, included in the Filed Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet”), the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of the Company or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto, (iii) liabilities or obligations incurred in connection with the Transactions and (iv) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Since January 1, 2016, neither the Company nor any of the Company Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary.

(d) The Company has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. The Company has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management of the Company to its auditors and audit committee on or after January 1, 2017 and (ii) any material communication on or after January 1, 2016 made by management of the Company or its auditors to the Audit Committee as required by the listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since January 1, 2017, the Company has not had any material dispute with its independent public auditor regarding any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Since January 1, 2017, to the Knowledge of the Company, the Company has not had any material complaints on its Ethics Hotline or any other material complaints in writing from any source regarding accounting, internal accounting controls or auditing matters or compliance with Law, including from Company employees regarding questionable accounting, auditing or legal compliance matters.

(e) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC (“Regulation S-K”)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or such Company Subsidiary’s published financial statements or any Company SEC Documents.

(f) The Company is in compliance in all material respects with the applicable listing and governance rules and regulations of the NYSE.

Section 4.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents or the Proxy Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.8 Absence of Certain Changes or Events.

(a) Since January 1, 2017, no event or events or development or developments have occurred that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From March 31, 2017 through the date of this Agreement, the Company and the Company Subsidiaries have conducted each of their respective businesses in the ordinary course in substantially the same manner as previously conducted, and during such period there has not been:

(i) any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) with respect to, any capital stock of the Company;

(ii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

(iii) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except as may have been required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law;

(iv) any damage, destruction or loss (whether or not covered by insurance) of any asset of the Company or the Company Subsidiaries that is material to the business or financial condition of the Company and the Company Subsidiaries, taken as a whole; or

(v) any other action taken that if taken after the date of this Agreement without the prior written consent of Parent would constitute a violation of Section 6.1 (other than clauses (c)(i), (g), (i) and (k) of Section 6.1).

Section 4.9 Taxes. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

(a) Since the Distribution Date, each of the Company and the Company Subsidiaries has (i) timely filed, or caused to be timely filed on its behalf, taking into account any extensions of time within which to file, all Tax Returns required to have been filed by it, and all such Tax Returns are true, correct and complete, and (ii) paid, or caused to be paid, all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) The most recent financial statements contained in the Filed Company SEC Documents reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods through the date of such financial statements.

(c) There are no disputes, audits, examinations, investigations or proceedings pending or threatened in writing in respect of any Taxes or Tax Returns of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary is a party to any litigation or administrative Proceeding relating to Taxes. Since the Distribution Date, no deficiency for any Tax has been asserted or assessed by a taxing authority in writing against the Company or any Company Subsidiary that has not been paid, settled or withdrawn or is not being contested in good faith in appropriate Proceedings.

(d) There are no Liens for Taxes (other than Permitted Liens) upon any property or assets of the Company or any Company Subsidiary.

(e) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or Tax deficiencies against the Company or any Company Subsidiary.

(f) The Company and the Company Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (A) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding income Taxes) executed on or prior to the date hereof, (B) installment sale or open transaction disposition made on or prior to the Closing Date, (C) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (D) election under Section 108(i) of the Code.

(g) The Company and each Company Subsidiary is in material compliance with all applicable information reporting and Tax withholding requirements under state, local or foreign Laws regarding Taxes.

(h) Neither the Company nor any Company Subsidiary has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(i) Since the Distribution Date, neither the Company nor any Company Subsidiary has received a written claim by any Governmental Entity in a jurisdiction where it does not file income or franchise Tax Returns that it is or may be subject to income or franchise taxation by that jurisdiction.

(j) Other than the Tax Matters Agreement, dated as of November 27, 2015, by and between Computer Sciences Corporation (“CSC”) and the Company, neither the Company nor any Company Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than (i) such agreements or arrangements exclusively between the Company and any Company Subsidiary or (ii) customary tax provisions in commercial agreements the primary subject matter of which is not Tax). Since the day after the Distribution Date, neither the Company nor any Company Subsidiary has (i) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or a Company Subsidiary) or (ii) any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(k) Neither the Company nor any Company Subsidiary has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Neither the Company nor any Company Subsidiary has (i) constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement; (ii) Knowledge of any facts which are reasonably likely to cause any prior transactions in which the Company or any Company Subsidiary (or any predecessors of the Company or any Company Subsidiary) were treated as either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) to not qualify for tax-free treatment under Section 355 (including by reason of Section 355(e)) or 361 of the Code, including in connection with the transactions contemplated by this Agreement, or (iii) Knowledge of any breach by the Company or any Company Subsidiary of the Tax Matters Agreement, including in connection with the transactions contemplated by this Agreement.

(m) Since the Distribution Date, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations.

Section 4.10 Labor Relations.

(a) There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound. None of the employees of the Company or any Company Subsidiary is represented by any union with respect to his or her employment by the Company or any Company Subsidiary. Since January 1, 2016, neither the Company nor any Company Subsidiary has experienced any material labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of the Company or any Company Subsidiary. There is no material unfair labor practice charge or complaint or other Proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any similar Governmental Entity that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.11 Employee Benefits.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan, and indicates which, if any, is (i) a “multiemployer plan” as such term is defined in Section 3(37) of ERISA, (ii) a multiple employer plan, or (iii) maintained outside the jurisdiction of the United States or is available to an employee outside of the United States.

(b) With respect to each material Company Benefit Plan, Company has made available to Parent true and complete copies of (i) such material Company Benefit Plan, including any amendment thereto (or, in either case, with respect to any unwritten material Company Benefit Plan, a written description thereof), other than any Company Benefit Plan that the Company or any Company Subsidiary is prohibited from making available to Parent as a result of applicable Law relating to the safeguarding of data privacy, (ii) each current trust, material insurance, annuity or other funding Contract related thereto, (iii) the most recent annual report on Form 5500 required to be filed with the Department of Labor with respect thereto (if any), (iv) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recently received Internal Revenue Service determination letter or opinion, if applicable, and (vi) all material government and regulatory approvals received from any Governmental Authority with respect to any non-U.S. Company Benefit Plan.

(c) Each Company Benefit Plan has been maintained, funded and administered in accordance with its terms and was established, has been administered and maintained, and is in compliance with ERISA, the Code and all other applicable Laws, other than failures that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the Internal Revenue Service, and, to the Knowledge of the Company, no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification, (ii) no event has occurred with respect to the Company Benefit Plans and, to the Knowledge of the Company, no condition exists that would subject (A) the Company and its ERISA Affiliates, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Applicable Law, or (B) any current or former employee, director, independent contractor or other service provider to any excise or penalty Tax, (iii) all contributions, premiums and other payments required by and due under the terms of each Company Benefit Plan have been made on a timely basis, and all contributions, premiums and other payments which are not yet due for any period ending prior to the date hereof have been made, contributed, remitted, paid or accrued to the extent required by GAAP, and (iv) all required reports and descriptions (including Form 5500 Annual Reports) have been timely filed or distributed appropriately with respect to each Company Benefit Plan.

(e) None of the Company, any Company Subsidiary, or any of their respective ERISA Affiliates sponsors, maintains, contributes to, is required to maintain or contribute to, or has any actual or contingent liability under, (i) any plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA, nor, in each case, have they sponsored, maintained or contributed to any such plan within the preceding six (6) years.

(f) Neither the Company nor any Company Subsidiary has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or the Company Subsidiaries other than for continuation coverage required under Section 4980B of the Code or any state Laws.

(g) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval, or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee, contractor or consultant of the Company or any Company Subsidiary to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefits or trigger any other material obligation under any Company Benefit Plan, (iii) result in any breach or violation of or default under any Company Benefit Plan, or (iv) require any contributions or payments to fund any obligations under any Company Benefit Plan, in each case, except as provided in this Agreement or pursuant to applicable Law.

(h) Except as set forth in Section 4.11(h) of the Company Disclosure Letter, no Company Benefit Plan provides for, as a result of any of the transactions contemplated by this Agreement (whether alone or in connection with other events), any payment of any amount of money or other property to, or the acceleration of or provision of any other rights or benefits to, any current or former officer, employee, independent contractor or director of the Company or any Company Subsidiary that could reasonably be expected, individually or in the aggregate, to result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. Except with respect to those Company Benefit Plans set forth in Section 4.11(h) of the Company Disclosure Letter, no current or former officer, employee, independent contractor or director of the Company or any Company Subsidiary is entitled to any gross-up or any other payment from the Company or any Company Subsidiary in respect of any Tax (including Taxes imposed under Section 409A or Section 4999 of the Code) or any interest or penalty related thereto.

(i) Each Company Benefit Plan providing for retiree health or welfare benefits is by its terms able to be unilaterally amended or terminated by the Company or a Company Subsidiary.

(j) With respect to any Company Benefit Plan, including any assets of any such Company Benefit Plan or any fiduciary to any such Company Benefit Plan, to the Knowledge of the Company, (i) no Actions (other than routine claims for benefits in the ordinary course of business) are pending or threatened, and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authority is pending or, to the Knowledge of the Company, threatened that, with respect to each of clause (i) or (ii), has had, or that would, if concluded adversely to the Company Benefit Plan, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Title to Properties. Excepting Government-furnished Property as that term is defined in FAR Section 45.101, the Company and the Company Subsidiaries have good, valid and indefeasible title (or, to the extent not owned, a valid leasehold interest) to all real and personal properties that are material to the business of the Company or any Company Subsidiary, in each case free and clear of all Liens and defects and imperfections of title except (a) for Permitted Liens and (b) such as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. As of the date of this Agreement, there does not exist any pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any of the owned or leased real property material to the business of the Company and the Company Subsidiaries, taken as a whole.

Section 4.13 Company Government Contracts.

(a) With respect to the Company Government Contracts and Company Government Bids, all Cost or Pricing Data (as defined in FAR § 2.101) submitted by the Company and Company Subsidiaries in support of the negotiation of Company Government Contracts and Company Government Bids made during the last three (3) years, or modifications thereto, or in support of requests for payment thereunder, were, as of the date of price agreement, payment or submission current, accurate and complete in all material respects. Neither the Company nor any of the Company Subsidiaries has received any notice, either written or, to the Knowledge of the Company, orally, of any alleged mischarging or other defective pricing in material violation of the Truthful Cost or Pricing Data Act or the cost principles set forth in the Governmental Entity Acquisition Systems (other than routine contract audits by U.S. Governmental Entities), and there are: (i) no reports that have been issued resulting from any audits, reviews, or other investigations conducted by the Defense Contract Audit Agency or other U.S. Governmental Entity of any of the Company Government Contracts that conclude that the Company or the Company Subsidiaries are engaged in overcharging, mischarging, defective pricing practices or material violations of the Cost Accounting Standards; and (ii) no audits, reviews, or investigations by U.S. Governmental Entities of any Company Government Contract which are either ongoing or have been completed but the report of which has not been issued (and is reasonably expected to be issued) and which may recommend cost disallowances, fines, penalties or other sanctions (other than routine contract audits by U.S. Governmental Entities that would not have a Company Material Adverse Effect).

(b) Neither the Company nor any of the Company Subsidiaries or any of their directors or officers, or to the Company’s or Company Subsidiaries’ Knowledge, employees or agents, is or during the last six (6) years has been under administrative, civil or criminal investigation, indictment or information by any U.S. Governmental Entity. To the Knowledge of the Company, there has not been and there is not currently pending or threatened, any material audit, survey, review or investigation (other than routine audits) by any U.S. Governmental Entity, with respect to any alleged or actual irregularity, misstatement or omission arising under or relating to a Company Government Contract or Company Government Bid that could reasonably be expected to give rise to: (i) material liability under the federal False Claims Act or similar state or local statutes; (ii) a material claim for price adjustment under the Truthful Cost or Pricing Data Act, or (iii) any request for a material reduction in the price of any Company Government Contract resulting from a violation of the Truth in Negotiation Act. Neither the Company nor the Company Subsidiaries: (i) has conducted or initiated any internal investigation, made a voluntary disclosure to any Governmental Entity, or has Knowledge of or with respect to any alleged irregularity, misstatement or omission arising under or relating to a Company Government Contract or Company Government Bid that could reasonably be expected to give rise to (A) a material claim of fraud under state or federal law, or material liability under the federal False Claims Act, Service Contract Act of 1963, Procurement Integrity Act, or the Federal Acquisition Regulation and any applicable supplement thereof, (B) a material claim for price adjustment under the Truthful Cost or Pricing Data Act, or (C) any request for a material reduction in the price of any Company Government Contract, or (ii) has made any disclosure under the FAR mandatory disclosure provisions to any Governmental Entity with respect to credible evidence of a material violation of federal criminal Law involving the fraud, conflict of interest, bribery or gratuity provisions found in Title 18 of the United States Code, a material violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance or closeout of any Company Government Contract, and to the Knowledge of the Company, there are no facts that would require mandatory disclosure under the FAR.

(c) Neither the Company nor any of the Company Subsidiaries, nor any director, manager, or officer thereof, nor to the Knowledge of the Company, any employee or Person acting for or on behalf or purporting to act for or on behalf of, the Company or any Company Subsidiaries, has, directly or indirectly: (i) (A) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity; (B) made any payment or offered, promised or authorized the payment of anything of value to any government official or employee or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business or direct business to any Person in violation of Law; (C) made any other payment in violation of Law to any official of any Governmental Entity, including but not limited to, bribes, gratuities, kickbacks, lobbying expenditures, political contributions or contingent fee payments; or (D) violated any applicable money laundering or anti-terrorism Law or regulation, nor have any of them otherwise taken any action which would cause the Company or the Company Subsidiaries to be in violation of the FCPA or any applicable Law of similar effect; or (ii) has been subject to any actual, pending or, to the Knowledge of the Company, threatened or reasonably anticipated civil, criminal or administrative Proceeding, or made any voluntary disclosures to any Governmental Entity, with respect to conduct within the scope of subsection (i) above.

(d) The Company and the Company Subsidiaries have in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with the FCPA and other applicable anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company or any of the Company Subsidiaries do business.

(e) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable national security obligations, including those specified in the NISPOM and requirements relating to mitigation of Foreign Ownership, Control or Influence (“FOCI”), and have all of the facility and personnel security clearances necessary to conduct the business of the Company and the Company Subsidiaries as currently being conducted in all material respects. The Company and the Company Subsidiaries hold and, at all relevant times since the Distribution Date, have held, at least a “satisfactory” rating from the DSS with respect to all facility security clearances. To the Knowledge of the Company, there are no FOCI factors as identified in Standard Form 328 that are not capable of being mitigated in connection with Company’s and the Company Subsidiaries’ ability to enter into and perform this Agreements.

(f) Neither the Company, any Company Subsidiary, nor any of their officers or directors has, during the last three (3) years, been (i) suspended or debarred, threatened with suspension or debarment, by any Government Entity; or (ii) received a finding of non-responsibility or ineligibility for contracting with a Government Entity. No termination for default, cure notice, show cause notice, or stop work order has been issued and remains unresolved for any Company Government Contract. To the Knowledge of the Company, there are no facts that would justify any of the events, findings, or notices above.

(g) The Company has made available to the Parent a list that, to the Company’s Knowledge, is a true, correct and complete list of all material Company Government Contracts primarily involving Systems Engineering Technical Assistance for the U.S. Navy. The Company and the Company Subsidiaries are in compliance with all organizational and personal conflict of interest (as defined by the FAR) mitigation plans entered into by the Company or any of the Company Subsidiaries in connection with any active Company Government Contract or Company Government Bid, except for any noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have not received any written notice of any failure to comply with such plans or the existence of any prohibited organizational or personal conflict of interest in connection with any Company Government Contract or Company Government Bid that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.14 Export Controls. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

(a) The Company and the Company Subsidiaries are in compliance with all United States import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 730-774; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State Department (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103,120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599 (collectively, the “International Trade Laws”); and

(b) No Governmental Entity has notified the Company or the Company Subsidiaries in writing (or to the Knowledge of the Company, orally) of any actual or alleged violation or breach of any of the International Trade Laws. Section 4.14 of the Company Disclosure Letter sets forth the registrations and material licenses of the Company and the Company Subsidiaries with the Directorate of Defense Trade Controls, U.S. Department of State under the ITAR and Bureau of Industry and Security, U.S. Department of Commerce under the Export Administration Regulations.

Section 4.15 Material Contracts.

(a) Except for this Agreement and for the Contracts disclosed in the Filed Company SEC Documents, Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to Parent true and complete copies, of:

(i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act and that, as of the date of this Agreement, has not been so filed;

(ii) each Contract to which the Company or any Company Subsidiary is a party that (A) limits, curtails or restricts the ability of the Company or any Company Subsidiary to compete in any business or with any Person in any geographical area, (B) requires the Company or any Company Subsidiary to conduct any business on a “most favored nations” basis with any third party (C) provides for “exclusivity” or any similar requirement in favor of any third party or (D) provides preferential rights or rights of first or last offer or refusal to any third party, except in the case of each of clauses (A), (B), (C) and (D) for such restrictions, requirements and provisions that are not material to the Company and the Company Subsidiaries, taken as a whole;

(iii) each Contract under which the Company or any Company Subsidiary licenses or sublicenses Intellectual Property from or to any third party (other than generally commercially available, off-the-shelf software programs and non-exclusive licenses to customers in the ordinary course of business consistent with past practice), in each case, solely to the extent such Contract provides for fees in excess of $5,000,000 in the fiscal year ending March 30, 2018;

(iv) each Company Government Contract that is reasonably likely, based solely on revenue as of December 29, 2017, to result in revenue to the Company or a Company Subsidiary in an amount in excess of $35,000,000 in the fiscal year ending March 30, 2018;

(v) each Contract that constitutes a commitment relating to Indebtedness for borrowed money or the deferred purchase price of property by the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000, other than Contracts solely between or among the Company or any Company Subsidiary;

(vi) each Contract under which the Company or any Company Subsidiary is the landlord, sublandlord, tenant, subtenant or occupant with respect to any material real property leased, subleased, licensed or otherwise occupied;

(vii) each material partnership, joint venture or operating or limited liability company agreement or other similar equity investment agreements that involves a sharing of profits with a third party;

(viii) each Contract that (A) would or would reasonably be expected to prevent, materially delay or materially impede the consummation of the Transactions, or (B) upon the consummation of the Merger, would (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any payment or benefits, from Parent, Merger Sub, the Company or any of their respective Subsidiaries to any officer, director, consultant or employee of any of the foregoing; and

(ix) each Contract to or by which the Company or any Company Subsidiary is a party or bound entered into in connection with the settlement or other resolution of any Proceeding involving the future performance of material obligations by the Company or any Company Subsidiaries.

The Contracts of the Company or any Company Subsidiaries of the type referred to in clauses (i) through (ix) above (whether in effect on the date of this Agreement or entered into following the date of this Agreement and prior to the Closing Date), together with the Filed Company Contracts and the Company Government Contracts, are collectively referred to herein as a “Company Specified Contract.”

(b) As of the date of this Agreement, each of the Company Specified Contracts is valid, binding and enforceable by the Company or the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (i) except for such failures to be valid, binding or enforceable or to be in full force and effect as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect and (ii) except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity. As of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any Company Subsidiary is in default under any Company Specified Contract, nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Company Subsidiaries party thereto, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Specified Contract is in default thereunder, nor, to the Knowledge of the Company, does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice of termination or cancellation under any Company Specified Contract or granted to any third party any rights that would constitute a breach of any Company Specified Contract, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.16 Litigation. As of the date of this Agreement, there is no claim, suit, action, investigation or proceeding of any nature, civil, criminal or regulatory, in law or equity, by or before any Governmental Entity or arbitrator (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no officer or director of the Company or any Company Subsidiary is a defendant in any material Proceeding in connection with his or her status as such.

Section 4.17 Compliance with Laws.

(a) Except with respect to Tax matters (which are provided for in Section 4.9), environmental matters (which are provided for in Section 4.18), government contract matters (which are provided for in Section 4.13) and export control matters (which are provided for in Section 4.14), each of the Company and the Company Subsidiaries is, and since January 1, 2016 has been, in compliance with all, and is not in default under or in violation of any applicable Law, other than any noncompliance, default or violation that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication since December 31, 2016 and prior to the date of this Agreement from a Governmental Entity that alleges that the Company or any Company Subsidiary is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or threatened, other than those the outcome of which has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law to own, lease and operate their assets and properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Company Permits”), except where the failure to be in possession of such Company Permits would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened and the Company and the Company Subsidiaries are in compliance with all such Company Permits, except where such suspension, cancellation or noncompliance would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.18 Environmental Matters.

(a) Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

(i) The Company and the Company Subsidiaries are, and since the Distribution Date have been, in compliance with all Environmental Laws, which compliance has included obtaining and complying with all Environmental Permits required for the operation of the business;

(ii) Neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity or other Person alleging the actual or potential violation of or liability under any Environmental Law or any Environmental Permit, in each case which remains pending or unresolved;

(iii) There are no Proceedings or Judgments pending or, to the Knowledge of the Company, threatened by a Governmental Entity or other Person against the Company or any Company Subsidiary that allege a violation of or liability under any Environmental Law or any Environmental Permit;

(iv) Neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for the disposal of, transported, handled, or Released any Hazardous Material so as to give rise to any liabilities (contingent or otherwise) pursuant to Environmental Laws; and

(v) Neither the Company nor any Company Subsidiary has provided an indemnity with respect to, or otherwise assumed by Contract, any liability of any other Person relating to Environmental Laws or Hazardous Materials.

(b) The Company has made available to Parent and Merger Sub all non-privileged material environmental reports, audits and assessments and all other material documents bearing on material environmental, health or safety liabilities, in each case in the possession or reasonable control of the Company or any Company Subsidiary.

Section 4.19 Intellectual Property.

(a) To the Knowledge of the Company, all material issued patents, registered trademarks and registered copyrights owned by the Company or a Company Subsidiary are valid, enforceable, and in full force and effect. The Company and the Company Subsidiaries own or have the right to use all Intellectual Property used or held for use in the operation of the businesses of the Company and the Company Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Liens except for Permitted Liens, except where the failure to own or have the right to use such Intellectual Property would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and Company Subsidiaries have taken commercially reasonable efforts to protect the Company Intellectual Property, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, upon the Closing, the Company and the Company Subsidiaries will continue to have the right to use the Company Intellectual Property on substantially the same terms and conditions as the Company and the Company Subsidiaries enjoyed immediately prior to the Closing.

(b) The use of the Company Intellectual Property by the Company and the Company Subsidiaries in the operation of the business of the Company and the Company Subsidiaries as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There is no Proceeding pending or, to the Knowledge of the Company, threatened challenging or seeking to deny or restrict the rights of the Company and Company Subsidiaries in the Company Intellectual Property or alleging that the use of the Company Intellectual Property in the operation of the business of the Company and the Company Subsidiaries as presently conducted infringes upon or misappropriates any Intellectual Property of any other Person, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing upon or misappropriating any Company Intellectual Property owned by the Company or any Company Subsidiary, except for such matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) the computers, systems and IT assets of the Company and the Company Subsidiaries operate and perform in a manner that permits the Company and each Company Subsidiary to conduct its business as currently conducted, (ii) the Company and the Company Subsidiaries have taken commercially reasonable efforts, consistent with industry standards, to protect the confidentiality, integrity and security of their computers, systems and IT assets (and the information stored thereon) against unauthorized use, access, interruption, modification or corruption, and to the Knowledge of the Company, no such unauthorized use, access, interruption, modification or corruption has occurred and (iii) the Company and the Company Subsidiaries are in material compliance with all publicly posted privacy policies of the Company or any Company Subsidiary and all applicable Laws, in each case relating to privacy, data protection and the collection of personal information and user information, and no claims have been asserted or threatened against the Company or any Company Subsidiary alleging any violation thereof.

Section 4.20 Insurance. The Company and the Company Subsidiaries maintain, or are entitled to the benefits of, insurance, underwritten by financially reputable insurance companies, in such amounts and against such risks substantially as is customary for the industries in which the Company and the Company Subsidiaries operate. With respect to each of the legal proceedings set forth in the Filed Company SEC Documents, no such insurer has informed the Company or any Company Subsidiaries of any denial of coverage, except for such denials that would not be material to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of the Company or any of the Company Subsidiaries are in full force and effect, and all premiums due on such policies have been paid and (b) the Company and the Company Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Company or any of the Company Subsidiaries, and neither the Company nor any Company Subsidiary is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies. The Company and the Company Subsidiaries have not received any written notice of cancellation of any of the insurance policies maintained by or on behalf of the Company or any of the Company Subsidiaries, except for such cancellations as would not be material to the Company and the Company Subsidiaries, taken as a whole. All appropriate insurers under the insurance policies maintained by or on behalf of the Company or any of the Company Subsidiaries have been timely notified of all material pending litigation and other potentially insurable material losses that the Company has Knowledge of, and all reasonably appropriate actions have been taken to timely file all claims in respect of such insurable matters, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. As of the date of this Agreement, none of the limits for any such policy currently in force have been exhausted or materially reduced.

Section 4.21 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Evercore Group L.L.C. and Macquarie Capital (USA) Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 4.22 Opinions of Financial Advisors. The Company Board has received the opinion of Evercore Group L.L.C. and the opinion of Macquarie Capital (USA) Inc., each dated the date the Company Board approved this Agreement, to the effect that, as of such date and based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinions, the consideration to be paid to the holders of Company Common Stock other than Parent, Merger Sub and their respective affiliates in the Offer and the Merger pursuant to this Agreement is fair to such holders from a financial point of view. The Company will make a true and complete copy of each such opinion available to Parent for informational purposes only promptly following the receipt thereof and execution of this Agreement and it is agreed and understood that such opinions may not be relied on by Parent or Merger Sub. The Company has heretofore delivered to Parent a correct and complete copy of the Company’s engagement letters with Evercore Group L.L.C. and Macquarie Capital (USA) Inc., which letters describe all fees payable to Evercore Group L.L.C. and Macquarie Capital (USA) Inc. in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification agreements related to the engagements of Evercore Group L.L.C. and Macquarie Capital (USA) Inc. (the “Engagement Letters”).

Section 4.23 Related Party Transactions. Except as disclosed in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary is party to any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any Company Subsidiary, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any Company Subsidiary or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 4.24 Takeover Laws. Assuming the representations and warranties set forth in Section 5.10 are true and correct, the Company and the Company Board have taken all action necessary (including granting all necessary approvals) to render any and all Takeover Laws (including, without limitation, Sections 78.378 to 78.3793, inclusive, and Sections 78.411 to 78.444, inclusive, of the NRS) and any limitations on mergers, business combinations and ownership of shares of the Company Common Stock as may be set forth in the Company’s Organizational Documents to be inapplicable to the Transactions, including the Top-Up Option.

Section 4.25 No Rights Plan. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device or Contract in effect to which the Company is a party or otherwise bound.

Section 4.26 No Other Representations or Warranties; Reliance Disclaimer. Except for the representations and warranties set forth in this ARTICLE IV, none of the Company, the Company Subsidiaries or any other Person makes or has made any express or implied representation or warranty with respect to the Company or the Company Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions. The Company, on its own behalf and on behalf of its Affiliates and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by Parent or the Parent Subsidiaries or their respective Representatives or any other Person except for the representations and warranties expressly set forth in ARTICLE V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (x) as disclosed in the reports, schedules, forms, statements and other documents filed by Parent with or furnished by Parent to the SEC on or after January 1, 2016 (excluding any disclosures (other than statements of historical fact) set forth in any such Filed Parent SEC Documents in any risk factor section, any forward-looking disclosure or any other statements that are non-specific, predictive or primarily cautionary in nature) and publicly available at least two (2) Business Days prior to the date of this Agreement (the “Filed Parent SEC Documents”) or (y) as set forth in the disclosure letter delivered by Parent to the Company as of the date hereof (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Organization, General Authority and Standing. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction). Each of Parent and Merger Sub (a) has full power and authority necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. True and complete copies of Parent’s Organizational Documents as in effect on the date of this Agreement are included in the Filed Parent SEC Documents.

Section 5.2 Capitalization and Business Conduct of Merger Sub.

(a) All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Liens. There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, Merger Sub.

(b) Merger Sub was incorporated on February 9, 2018. Since its incorporation, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

Section 5.3 Authority; Execution and Delivery; Enforceability.

(a) The adoption and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

(b) The Parent Board, at a meeting duly called and held, (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent and Parent’s stockholders and (ii) approved and declared advisable this Agreement.

(c) No vote of holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Merger and the other Transactions.

(d) The Merger Sub Board (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent, Merger Sub’s sole stockholder, (ii) adopted this Agreement and approved and declared advisable this Agreement and the Transactions and (iii) recommended that Parent, as the sole stockholder of Merger Sub, approve this Agreement and approve the Transactions. Parent, as the sole stockholder of Merger Sub, has executed and delivered a unanimous written consent of the sole stockholder of Merger Sub approving this Agreement and the Transactions, such approval to be effective immediately following the execution and delivery of this Agreement.

Section 5.4 No Conflicts; Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or the Parent Subsidiaries under, any provision of (i) the Organizational Documents of Parent, (ii) any Parent Permit or any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.4(b) and Section 6.4(a), any Law applicable to Parent or the Parent Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act and the Securities Act as may be required in connection with this Agreement or the Transactions, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or Merger Sub is qualified to do business, (iv) compliance with the applicable requirements under the NISPOM, (v) compliance with the applicable requirements under ITAR, (vi) compliance with the applicable requirements of the Governmental Entity Acquisition Systems and (vii) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.5 Sufficiency of Funds.

(a) Parent and Merger Sub have, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger and the other Transactions contemplated hereby (including all amounts payable in respect of Company Stock Options, Company RSUs, Company PSUs and Director RSUs under this Agreement), and to pay all related fees and expenses required to be paid on such date. Parent has the financial resources and capabilities to fully perform all of its obligations under this Agreement.

(b) Without limiting Section 9.9, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents or the Proxy Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 5.7 Certain Tax Matters. Prior to the Distribution Date, none of the officers, directors, or, to the Knowledge of Parent, stockholders owning 5% or more of the stock of Parent had, nor had any Knowledge of, information about, or involvement in, any discussions or other contact with CSC (including any officers, directors or stockholders owning 5% or more of the stock of CSC) with respect to the acquisition of the Company Business.

Section 5.8 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any Parent Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.9 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Stone Key Partners LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates.

Section 5.10 Ownership of Company Common Stock. Neither Parent nor Merger Sub beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, the Company other than as a result of this Agreement. None of Parent, Merger Sub, any of their respective Subsidiaries or the “affiliates” or “associates” (as defined in NRS 78.412 and 78.413, respectively) of any such Person is, and at no time during the last four (4) years has been an “interested stockholder” (as defined in NRS 78.423) of the Company.

Section 5.11 No Other Representations or Warranties; Reliance Disclaimer. Except for the representations and warranties set forth in this ARTICLE V, none of Parent, the Parent Subsidiaries or any other Person makes or has made any express or implied representation or warranty with respect to Parent or the Parent Subsidiaries or with respect to any other information provided to the Company in connection with the Transactions. Each of Parent and Merger Sub, on its own behalf and on behalf of its

Affiliates and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by the Company or the Company Subsidiaries or their respective Representatives or any other Person except for the representations and warranties expressly set forth in ARTICLE IV. Without limiting the generality of the foregoing, each of Parent and Merger Sub, on its own behalf and on behalf of its Affiliates and its and their respective Representatives, acknowledges and agrees that none of the Company, the Company Subsidiaries or any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Merger.

ARTICLE VI

COVENANTS

The Company hereby covenants to and agrees with Parent and Merger Sub, and Parent and Merger Sub hereby covenant to and agree with the Company, that:

Section 6.1 Conduct of Business by the Company. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to ARTICLE VIII, and except (i) as expressly permitted or required by this Agreement, (ii) as may be required by applicable Law or pursuant to the terms of any Company Benefit Plan, (iii) as set forth in Section 6.1 of the Company Disclosure Letter or (iv) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will not and will cause each Company Subsidiary not to:

(a) (i) conduct its business and the business of the Company Subsidiaries other than in the ordinary course consistent with past practice in all material respects, (ii) fail to comply in all material respects with all applicable Laws, (iii) fail to use reasonable best efforts to preserve and maintain intact its business organizations and maintain its existing relations with customers, suppliers, lenders, employees, business associates and others having business relationships with it and retain the services of its present officers and key employees or (iv) take any action that adversely affects the ability of any Party to obtain any regulatory approvals for the Transactions; provided, however, that no action or omission by the Company or any Company Subsidiary with respect to matters specifically addressed by any provision of Section 6.1(b) through Section 6.1(v) shall be a breach of this Section 6.1(a);

(b) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights other than the issuance of Company Common Stock in respect of the vesting, settlement or exercise of Director RSUs, Company RSUs, Company PSUs and Company Stock Options outstanding as of the date hereof;

(c) (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to purchase, redeem or otherwise acquire, any membership, partnership or other equity interests or Rights, except as required by the terms of the Company Stock Plan and the Director Stock Plan and any related award agreements or to satisfy any Tax withholding obligations of the holder thereof or as required by the terms of its securities outstanding on the date of this Agreement (or granted following the date of this Agreement in accordance with this Agreement) by any Company Benefit Plan;

(d) (i) sell, lease, sublease, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage or otherwise dispose of or subject to any Lien all or any material portion of its assets, businesses or properties (excluding the Owned Real Property and the Leased Real Property) other than (A) any sales, leases, or dispositions in the ordinary course of business consistent with past practice including the factoring of receivables in the ordinary course of business consistent with past practice or (B) any distributions expressly permitted under Section 6.1(g) or (ii) convert from a limited partnership, limited liability company or corporation, as the case may be, to any other business entity;

(e) enter into, exercise any extension or other option under, or modify in any material respect or terminate, any Lease providing for (i) annual rent in excess of $2,000,000 or (ii) aggregate rent in excess of $15,000,000 during the term of such Lease;

(f) sell or otherwise transfer, lease, license, mortgage or otherwise encumber or subject to any Lien any of the Owned Real Property, or mortgage or otherwise encumber or subject to any Lien any of the Leased Real Property, or acquire or otherwise purchase any real property;

(g) make or declare dividends or distributions to (i) the holders of Company Common Stock or any Company Subsidiary, other than regular quarterly dividends in an amount consistent with past practice for the period ending on the Acceptance Time or, if an Offer Termination occurs, the Closing (ii) any other equityholders of the Company or any Company Subsidiary (other than any dividend or distribution from a wholly owned Company Subsidiary to the Company or to any other wholly owned Company Subsidiary);

(h) amend the Company’s or any Company Subsidiary’s Organizational Documents as in effect on the date of this Agreement;

(i) (i) (A) enter into, terminate or amend any material Contract other than in the ordinary course of business consistent with past practice or (B) modify, amend, terminate or assign, or waive or assign any rights under, any material Contract, in each case, in any material manner or in any manner that would reasonably be expected to prevent or materially delay the consummation of any of the Transactions or (ii) enter into or extend the scope of any Contract that purports to restrict in any material respect the Company, or any existing or future Company Subsidiary of the Company, from engaging in any line of business or in any geographic area;

(j) waive, release, assign, settle or compromise (i) for an amount in excess of $1,000,000 individually or $5,000,000 in the aggregate any Proceeding, other than settlements or compromises to the extent reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company for an amount not in excess of the amount so reflected or reserved (this covenant being in addition to the Company’s agreement set forth in Section 6.17) or (ii) any Proceeding if such settlement or compromise (A) involves a material conduct remedy or material injunctive or similar relief, (B) involves an admission of criminal wrongdoing by the Company or any Company Subsidiary or (C) has in any material respect a restrictive impact on the business of the Company or any Company Subsidiary;

(k) make any material changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(l) fail to use reasonable best efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present;

(m) (i) make, change or rescind in any material respect any elections relating to Taxes except in the ordinary course of business consistent with past practice, (ii) settle or compromise any Proceeding, audit or controversy relating to material Taxes, (iii) amend any Tax Return in any material respect, (iv) enter into any closing agreement with respect to any material Tax, (v) surrender any right to claim a material refund or (vi) without good faith consultation with Parent, change in any material respect any of its methods of reporting income or deductions for federal income Tax purposes;

(n) (i) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of any compensation or benefits under, any material Company Benefit Plan, (ii) grant to any current or former director, officer, employee, contractor or consultant any material increase in compensation, bonus or fringe or other benefits, other than with respect to employees who are not directors or executive officers in the ordinary course of business consistent with past practice or in connection with the Company’s or any Company Subsidiary’s annual merit-based compensation review process or discretionary bonus practices, (iii) grant to any current or former director, officer, employee, contractor or consultant any material increase in change in control, retention, severance or termination pay, (iv) enter into any employment, consulting, change in control, retention or severance agreement with any current or former director, officer, employee, contractor or consultant, (v) terminate the employment of any current officer if such termination would result in the right to receive payment of material change in control, severance or termination benefits, (vi) allow any current or former director, officer, employee, contractor or consultant to begin participating in any Company Benefit Plan that provides change in control, severance or termination benefits, regardless of whether the terms of such Company Benefit Plan would otherwise allow such current or former director, officer, employee, contractor or consultant to begin participating in such Company Benefit Plan; provided, however, that (x) the foregoing clauses (ii), (iii) and (iv) shall not restrict the Company or any Company Subsidiary from granting to any newly hired or promoted director, officer, employee, contractor or consultant, in each case, with annualized base salary of less than $300,000, any increase in compensation, bonus, change in control, retention, severance or termination pay, or fringe or other benefits, or from entering into any employment, consulting, change in control, retention or severance agreement with any such newly hired or promoted Person, in each case, in the ordinary course of business consistent with past practice and (y) nothing in this Agreement shall restrict the Company from granting prior to the Effective Time, in the normal course and consistent with past practices (except with respect to the timing of the grant of such awards and as otherwise expressly set forth herein), its annual equity awards for 2018 to employees and non-employee directors, which awards shall be exclusively in the form of Company RSUs or Director RSUs; provided, that (A) the aggregate dollar value of such awards is no greater than the aggregate target long term incentive grant values of annual equity awards granted by the Company in 2017, and (B) with respect to each Company RSU awarded to employees in 2018 (each a “Company 2018 RSU”), neither the Merger nor or any other Transaction contemplated by this Agreement, either separately or in the aggregate, will be treated as a vesting event, provided that, such Company 2018 RSUs shall accelerate vesting of any portion of the award then outstanding upon a participant’s termination of employment for death, disability, involuntary termination without cause or voluntary termination with good reason, but not for a voluntary termination without good reason or an involuntary termination for cause (as such terms may be defined pursuant to the Company Stock Plan, or in the case of good reason, pursuant to the Executive Officer Employment Separation Policy, without regard to whether such employee is covered by such policy).

(o) (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities in the ordinary course of business consistent with past practice in amounts not to exceed $100,000,000 in aggregate principal amount outstanding at any time in excess of any aggregate principal amount outstanding as of the date of this Agreement and borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice, (ii) redeem, repurchase, cancel or otherwise acquire any Indebtedness (directly, contingently or otherwise), (iii) other than with respect to the existing credit facilities, create any material Lien that is not a Permitted Lien on its property or the property of any Company Subsidiary in connection with any pre-existing Indebtedness, new Indebtedness or lease or (iv) make or commit to make (A) any capital expenditure that involves the purchase of real property, (B) any capital expenditure incurred in connection with a customer Contract that is in excess of $20,000,000 in the aggregate or (C) any capital expenditure not contemplated by the preceding clause (A) or (B) that is in excess of $3,000,000 individually, or $10,000,000, in the aggregate;

(p) enter into any transaction or Contracts with any Affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(q) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(r) directly or indirectly acquire (i) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or, (ii) any assets, rights or properties from any other Person, in each case, other than (A) purchases of goods, equipment, products, licenses of Intellectual Property and other assets in the ordinary course of business or pursuant to existing Contracts, or (B) acquisitions not exceeding $1,000,000 individually, or $5,000,000, in the aggregate;

(s) make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any wholly owned Company Subsidiary) other than loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $10,000,000;

(t) take any action to increase the vote required for the Company Stockholder Approval;

(u) hire any new officer, employee, consultant or individual service provider (provided that the Company shall be permitted to hire employees, consultants or other individual service providers with an annualized base salary of less than $300,000 in the ordinary course of business consistent with past practice to fill positions that are open as of the date hereof or that become open following the date hereof to the extent reasonably necessary as determined by the Company in its sole discretion to maintain the Company’s core business); or

(v) agree, in writing or otherwise, to take any of the actions prohibited by clauses (a) through (v) of this Section 6.1.

Section 6.2 Conduct of Business by Parent and Merger Sub. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to ARTICLE VIII, and except (i) as expressly permitted or required by this Agreement, (ii) as may be required by applicable Law, (iii) as set forth in Section 6.2 of the Parent Disclosure Letter or (iv) with the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed), neither Parent nor Merger Sub shall (a) take any action the result of which would reasonably be expected to materially and adversely impair or materially delay the consummation of the Transactions or (b) authorize any of, or commit or agree, in writing or otherwise, to take any such action.

Section 6.3 Consummation of the Offer and the Merger.

(a) Subject to the terms and conditions of this Agreement, the Company, on the one hand, and each of Parent and Merger Sub, on the other hand, will cooperate with the Other Party and use (and will cause their respective Subsidiaries to use) its reasonable best efforts to (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to cause the conditions to the Offer and the Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, as promptly as reasonably practicable, the Offer, the Merger and the other Transactions contemplated by this Agreement and to use their respective reasonable best efforts to cause the conditions to Merger Sub’s obligation to consummate the Offer as set forth in Annex A and the conditions to each party’s obligation to effect the Merger as set forth in ARTICLE VII to be satisfied as promptly as practicable after the date hereof, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including, (A) filing any Notification and Report Form required pursuant to the HSR Act within ten (10) Business Days following the execution of this Agreement and to request early termination of the applicable waiting period, (B) submitting the documentation required to be submitted to the Defense Security Service of the United States Department of Defense or any other United States Cognizant Security Agency in respect of the transactions contemplated by this Agreement in accordance with Paragraph 2-302(b) of the NISPOM, (C) submitting the documentation required to be submitted to the United States Department of State Directorate of Defense Trade Controls in respect of the transactions contemplated by this Agreement in accordance with the ITAR and (D) submitting any mitigation plans and taking any other actions required by a Governmental Entity to address an Organizational Conflict of Interest as that term is defined in Part 9 of the FAR), (ii) obtain promptly all Consents, clearances, expirations or terminations of waiting periods, registrations, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Transactions and (iii) defend any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions. Parent will be responsible for the payment of any filing fees under the HSR Act in connection with the Transactions.

(b) Each of the Parties hereto will use reasonable best efforts to (i) cooperate with each other in connection with any filing to or submission with any Governmental Entity in connection with the Transactions and in connection with any Proceeding by or before any Governmental Entity relating to the Merger, including any Proceeding initiated by a private Person, (ii) promptly inform the Other Party of (and supply to the Other Party) any material communication received by such Party from, or given by such Party to any Governmental Entity and any material communication received or given in connection with any Proceeding by a private Person, in each case regarding the Merger, (iii) permit the Other Party to review in advance and incorporate their reasonable comments in any communication to be given by it to any Governmental Entity with respect to obtaining any investigations or reviews under any Law in connection with the Transactions and (iv) to the extent practicable, consult with the Other Party in advance of any material meeting, written communications or teleconference with any Governmental Entity or, in connection with any Proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Entity or other Person, give the Other Party the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 6.7, the Parties will take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.3 in a manner so as to preserve the applicable privilege. Any Party may share information with any Other Party on an “outside counsel only” basis. Nothing in this Agreement shall obligate the Parties to share any information covered by the attorney client privilege, work product doctrine or other similar privilege. Without limiting the generality of Parent’s undertaking pursuant to this Section 6.3, Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary approvals, clearances and authorizations for the Transactions under the HSR Act or any other Antitrust Laws (provided that in no event shall such devising and implementing rights be employed in a way that would reasonably be expected to prevent or materially delay the closing of the Offer or the Merger), and shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining any necessary approvals, clearances and authorizations for the Transactions under Antitrust Laws or competition clearances. Parent shall respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Entity with respect to the Transactions, and the Company, Parent and Merger Sub and any of their respective Affiliates shall not take any action with the intention to, or that would reasonably be expected to, hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval under any applicable Antitrust Laws. All expenses incurred in connection with the foregoing shall be paid by the party incurring such fees or expenses.

(c) Notwithstanding anything to the contrary set forth in this Agreement, Parent and the Company shall if necessary or advisable, in order to permit the satisfaction of the conditions set forth in Section 7.1(b) and Section 7.1(c) and the conditions set forth in clause (c) and (d) of Annex A so as to enable the Parties to consummate the Transactions as promptly as practicable and in any event prior to the Outside Date, (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, the Company or any of the Company Subsidiaries) and take such action or actions that would in the aggregate have a similar effect, (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of the Company or any of the Company Subsidiaries, and (iii) otherwise take or commit to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of the Company, or the Company Subsidiaries (each of the foregoing actions, a “Divestiture Action”); provided that any such Divesture Actions are conditioned upon and become effective only from and after the Effective Time; provided, further, that in no event shall anything in this Agreement require, or be construed to require, the Company, Parent or any of their respective Affiliates to take, or agree to take, any Divestiture Action with respect to assets or businesses of (x) Parent or any of the Parent Subsidiaries or (y) the Company or any of the Company Subsidiaries, unless, in the case of clause (y), all Divestiture Actions collectively would not result in a material adverse effect on the business, results of operations, assets or financial condition of the Company and the Company Subsidiaries, taken as a whole. Without limiting the foregoing, in no event shall the Company (and the Company shall not permit any Company Subsidiaries) to propose, negotiate, effect or agree to any such actions without the prior written consent of Parent.

(d) In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, if any Proceeding, is instituted (or threatened to be instituted) challenging the Merger as violative of any Antitrust Law, each of Parent and the Company will use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

Section 6.4 No Solicitation by the Company and Company Change in Recommendation.

(a) Except as permitted by this Section 6.4, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not and will cause the Company Subsidiaries not to, and will cause its directors, officers and its financial advisors engaged in connection with the Transactions not to, and will use its reasonable best efforts to cause its other Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage, knowingly induce, knowingly facilitate or knowingly cooperate in the making of any Company Acquisition Proposal or any offer, indication of interest or proposal that would reasonably be expected to lead to a Company Acquisition Proposal, (ii) other than informing third parties of the existence of the provisions contained in this Section 6.4, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information concerning the Company or any of the Company Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or the Company Subsidiaries, to, any third party in connection with a Company Acquisition Proposal or (iii) enter into any acquisition agreement, letter of intent, agreement in principle or similar agreement with respect to a Company Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, only in circumstances in which the Company Board makes a good faith determination, after consultation with outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, the Company shall be permitted to grant waivers of, and not enforce, any standstill provision or similar provision that has the effect of prohibiting the counterparty thereto from making a Company Acquisition Proposal. The Company shall, shall cause the Company Subsidiaries and shall cause its directors, officers and its financial advisors engaged in connection with the Transactions, and will use its reasonably best efforts to cause its other Representatives, to cease immediately and cause to be terminated, any and all existing activities, discussions or negotiations, if any, with any third party or its Representatives conducted prior to the date hereof with respect to any Company Acquisition Proposal, and shall use its reasonable best efforts to cause any such third party and its Representatives in possession of non-public information in respect of the Company and the Company Subsidiaries to return or destroy all such information.

(b) Notwithstanding anything to the contrary contained in this Agreement, if prior to the earlier of the Offer Closing and receipt of the Company Stockholder Approval the Company receives a bona fide written Company Acquisition Proposal (which Company Acquisition Proposal was made after the date of this Agreement and did not result from a breach in any material respect of this Section 6.4), and the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Company Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Company Superior Proposal, then the Company and its Representatives may, subject to compliance with this Section 6.4, do any or all of the following: (i) furnish any information (including non-public information) or access thereto (or any other access of the type referred to in Section 6.4(a)(ii)) to any third party making such Company Acquisition Proposal; provided that (A) prior to furnishing any such information or access, the Company has received from such third party an executed Company Acceptable Confidentiality Agreement, (B) a copy of the Company Acceptable Confidentiality Agreement is provided or made available to Parent reasonably promptly and (C) any such information so furnished is identified and provided or made available to Parent promptly (and in any event no later than twenty-four (24) hours) after it is so furnished to such third party or (ii) participate or engage in negotiations or discussions with the Person or group making such Company

Acquisition Proposal and its Representatives regarding such Company Acquisition Proposal; provided that, prior to participating or engaging in any such negotiations or discussions, the Company provides Parent written notice of its intent to participate or engage in such negotiations or discussions.

(c) Except as set forth in this Section 6.4, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify, amend or qualify in a manner adverse to Parent or Merger Sub), or propose publicly to withdraw (or modify, amend or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Change in Recommendation”) or (ii) approve or recommend, or propose publicly to approve or recommend, or enter into, any acquisition agreement, letter of intent, memorandum of understanding, term sheet, agreement in principle or similar agreement with respect to a Company Acquisition Proposal, other than a Company Acceptable Confidentiality Agreement (a “Company Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the earlier of (x) if the subsequent adoption of this Agreement by the Company’s stockholders is not required under this Agreement and applicable Law, the Acceptance Time and (y) receipt of the Company Stockholder Approval, the Company Board may make a Company Change in Recommendation in response to a Company Intervening Event and the Company may subsequently terminate this Agreement pursuant to Section 8.1(h) if (i) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations under applicable Law, (ii) (A) the Company shall have provided Parent four (4) Business Days’ written notice prior to making any such Company Change in Recommendation, which notice shall describe the Company Intervening Event in reasonable detail and which notice shall not itself constitute a Company Change in Recommendation and (B) if requested by Parent in good faith, during such four (4) Business Day period after providing such notice, negotiate in good faith with respect to any revisions to the terms of this Agreement proposed by Parent so that a Company Change in Recommendation would no longer be necessary, and (iii) after giving effect to the revisions contemplated by the foregoing clause (ii), if any, after consultation with financial advisors and outside counsel, the Company Board shall have determined in good faith that failure to make the Company Change in Recommendation in response to such Company Intervening Event would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law. For the avoidance of doubt, the provisions of this Section 6.4(d) shall also apply to any material change in the event, occurrence or fact relating to such Company Intervening Event and require a new notice from the Company pursuant to Section 6.4(d)(ii), except that the references to four (4) Business Days in this Section 6.4(d) shall be deemed to be three (3) Business Days for such purposes.

(e) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the earlier of (x) if the subsequent adoption of this Agreement by the Company’s stockholders is not required under this Agreement and applicable Law, the Acceptance Time and (y) receipt of the Company Stockholder Approval, in each case if, (i) in response to a bona fide written Company Acquisition Proposal made after the date of this Agreement and not withdrawn that did not result from a breach in any material respect of this Section 6.4, the Company Board determines in good faith (after consultation with its financial advisors and outside counsel) that such Company Acquisition Proposal constitutes a Company Superior Proposal and (ii) the failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, (A) subject to compliance with Section 6.4(f), the Company Board may make a Company Change in Recommendation and the Company may subsequently terminate this Agreement pursuant to Section 8.1(h) or (B) the

Company may terminate this Agreement pursuant to Section 8.1(i) in order to enter into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(i) unless the Company (x) has complied with its obligations under Section 6.4(f), (y) pays, or causes to be paid, to Parent the Termination Fee payable pursuant to Section 8.4(c) prior to or concurrently with to such termination and (z) concurrently with such termination, enters into a definitive Company Alternative Acquisition Agreement that documents the terms and conditions of such Company Superior Proposal.

(f) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to make a Company Change in Recommendation pursuant to Section 6.4(e) or terminate this Agreement pursuant to Section 8.1(i) unless (x) the Company shall have provided to Parent four (4) Business Days’ prior written notice (the “Company Superior Proposal Notice”), which notice shall not constitute a Company Change in Recommendation, advising Parent that the Company intends to take such action (and the material terms and conditions of any such Company Superior Proposal, including the identity of the Person who made such Company Superior Proposal, and (y):

(i) during such four (4) Business Day period, if requested in writing by Parent in good faith, the Company and its Representatives shall have engaged in good faith negotiations with Parent regarding changes to the terms of this Agreement intended by Parent to cause such Company Acquisition Proposal to no longer constitute a Company Superior Proposal; and

(ii) the Company Board shall have considered any adjustments to this Agreement that may be proposed in writing by Parent (the “Parent Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (after consultation with its financial advisors and outside counsel) that the Company Superior Proposal would continue to constitute a Company Superior Proposal if such Parent Proposed Changed Terms were to be given effect, and that the failure to make the Company Change in Recommendation or terminate this Agreement pursuant to Section 8.1(i) would reasonably be expected to be inconsistent with the fiduciary obligations of the Company Board under applicable Law.

For the avoidance of doubt, any (1) material revisions to the terms of a Company Superior Proposal or (2) material revisions to a Company Acquisition Proposal that the Company Board had determined no longer constitutes a Company Superior Proposal, shall constitute a new Company Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Company Superior Proposal Notice, except that the references to four (4) Business Days in this Section 6.4(f) shall be deemed to be three (3) Business Days for such purposes.

(g) The Company shall promptly (and in any event no later than the close of business on the first (1st) Business Day after receipt) advise Parent in writing in the event that the Company receives any Company Acquisition Proposal or any inquiry, proposal or request for information that would reasonably be expected to lead to a Company Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions (including the identity of the third party making any such Company Acquisition Proposal) of any such Company Acquisition Proposal. The Company shall (i) keep Parent reasonably informed on a current basis of the status and material terms of any such Company Acquisition Proposal (including, prior to furnishing any information or to participating in any discussions or negotiations pursuant to Section 6.4(b), advising Parent of any determination by the Company Board pursuant to Section 6.4(b)) and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable (and in any event no later than the close of business on the first (1st) Business Day after receipt) any written indication of interest (or amendment thereto) or any written material that constitutes an offer (or amendment thereto) including copies of any proposed Company Alternative Acquisition Agreements.

(h) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing to the stockholders of the Company any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of the Company that is required by applicable Law; provided that this Section 6.4(h) shall not be deemed to permit the Company Board to make a Company Change in Recommendation except to the extent permitted by Section 6.4(d) – (f).

Section 6.5 Preparation of Proxy Statement.

(a) Parent will promptly furnish to the Company such data and information relating to Parent and Merger Sub as the Company may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto used by the Company to obtain Company Stockholder Approval, and Parent and Merger Sub shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC.

(b) As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare in preliminary form and cause to be filed with the SEC a Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Stockholders Meeting. The Company will advise Parent promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Prior to the filing of the Proxy Statement (or any exhibits, amendments or supplements thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel a reasonable opportunity to review and to propose comments on such document or response and shall consider in good faith all of Parent’s comments or suggestions prior to filing the Proxy Statement or exhibits, amendments or supplements thereto or any response to any comments from the SEC, including any comment letters from the SEC.

(c) The Company agrees that as of the date of mailing to stockholders of the Company and at the time of the Company Stockholders Meeting, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by the Company or any Company Subsidiaries for inclusion in the Proxy Statement (which shall be deemed to be all information set forth in the Proxy Statement, except for information provided by Parent for inclusion in the Proxy Statement), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub agree that none of the information supplied by either of them or any of their Affiliates for inclusion in (A) the Proxy Statement at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on approval of this Agreement and the Merger, and (B) any Company Disclosure

Letter other than the Company Proxy Statement, at the time of the filing with the SEC of such Company Disclosure Letter or any supplement or amendment thereto, and, at the time of any distribution or dissemination thereof to the Company’s stockholders, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Subsidiaries, Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the Other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(d) Parent and the Company shall make all necessary filings with respect to the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder.

Section 6.6 Company Stockholders Meeting.

(a) If the adoption of this Agreement by the Company’s stockholders is required under applicable Law, either after the Acceptance Time or after the Offer Termination, the Company shall have the right, at any time after the latest of (i) the Initial Offer Expiration Time and (ii) three (3) Business Days after the Proxy Clearance Date, to (and Parent and Merger Sub shall have the right, at any time beginning three (3) Business Days after the Proxy Clearance Date, to request in writing that the Company, and upon receipt of such written request, the Company shall), as promptly as reasonably practicable, take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to establish a record date for, and as soon as practicable after the earlier of the Acceptance Time or the Offer Termination, call, duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the mailing of the Proxy Statement to the holders of Shares as of the record date established for the Company Stockholders Meeting. If the Offer Closing shall have occurred, the record date for determining eligibility to vote at the Company Stockholder Meeting shall be after the date on which Merger Sub shall have purchased and paid for, and been recognized by the Company as the record owner of, the Shares duly tendered in, and not validly withdrawn prior to the expiration of, the Offer. Except as otherwise expressly permitted by Section 6.4, if the Company Stockholder Approval is required by the NRS to consummate the Merger, the Company shall (i) through the Company Board, recommend, including through a recommendation in the Proxy Statement, that the stockholders of the Company vote in favor of the approval of this Agreement, and (ii) solicit from stockholders of the Company proxies in favor of the approval of this Agreement. Notwithstanding anything to the contrary contained in this Agreement (except for the sentence immediately following this sentence), the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient Shares represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than twenty (20) Business Days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); provided, further that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Outside Date. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to a date no later than the second Business Day after the expiration of the periods contemplated by Section 6.4(d). Subject to the earlier occurrence of the Acceptance Time or the Offer Termination, unless this Agreement has been terminated in accordance with its terms, the Company’s obligations to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.6 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Superior Proposal or Company Acquisition Proposal, or by any Company Change in Recommendation. If requested by Parent, the Company shall promptly provide to Parent all voting tabulation reports relating to the Company Stockholder Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representatives.

(b) From the date hereof until the Effective Time, Parent agrees (i) not to, and not to permit any of the Parent Subsidiaries to, directly or indirectly, transfer, sell, assign or otherwise dispose of any Shares or interest in Shares acquired pursuant to the Offer and (ii) to cause all Shares acquired pursuant to the Offer and all other Shares owned by Parent or any of the Parent Subsidiaries to be voted in favor of the Merger.

(c) Immediately after the execution of this Agreement, the written consent of Parent, as sole stockholder of Merger Sub, duly approving this Agreement and the Transactions, in accordance with applicable Law and the Organizational Documents of Merger Sub shall have become effective, and Parent shall deliver to the Company evidence of such action by written consent so approving this Agreement and the Transactions.

Section 6.7 Access to Information; Confidentiality.

(a) From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, upon reasonable prior notice, the Company shall, and shall cause each of the Company Subsidiaries to afford to Parent and Parent’s Representatives reasonable access during normal business hours and in a manner that shall not unreasonably interfere with the business and operations of the Company and the Company Subsidiaries to all of the Company’s and the Company Subsidiaries’ officers, properties, Contracts, books and records. The Company shall promptly furnish, or shall cause the Company Subsidiaries to promptly furnish to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws and (ii) all other relevant information concerning its and the Company Subsidiaries’ business, properties and personnel, in each case, as Parent may reasonably request in connection with the Merger and this Agreement. Notwithstanding the foregoing provisions of this Section 6.7(a), the Company shall not be required to, or to cause any of the Company Subsidiaries to, grant such access if the Company reasonably determines that it would (A) constitute a violation of any Contract with respect to confidentiality or non-disclosure obligations owing to a third party (including any Governmental Entity) to which the Company or any of the Company Subsidiaries is a party, (B) constitute a violation of any applicable Law, (C) result in the disclosure of any trade secrets or other confidential business information or (D) result in a waiver of attorney-client privilege, work product doctrine or similar privilege. The Company will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No investigation, or information received, pursuant to this Section 6.7 shall modify any of the representations and warranties of the Parties.

(b) The Confidentiality Agreement dated as of December 13, 2017 between Parent and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder.

Section 6.8 Public Statements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Parent and the Company will not, and each of the foregoing will use reasonable best efforts to cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior consent of the Other Party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (a) a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its parent entity’s capital stock is traded; provided that such Party uses reasonable best efforts to afford the Other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments regarding same, (b) a Party or its Representatives may issue any public announcement or make other public disclosure that is consistent with prior public announcements issued or public disclosures made in compliance with the second sentence of this Section 6.8 without the prior consent of the Other Party and (c) the second sentence of this Section 6.8 shall not apply with respect to a public announcement in connection with the receipt and existence of a Company Acquisition Proposal and the publication of any press release or announcement with respect to a Company Change in Recommendation made in accordance with Section 6.4.

Section 6.9 Takeover Laws. None of the Company, Parent or Merger Sub will take any action that would cause this Agreement or the Transactions to be subject to requirements, limitations, restrictions or prohibitions imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) this Agreement and the Transactions from any Takeover Laws that purport to apply to this Agreement or the Transactions so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such antitakeover Law on such transactions.

Section 6.10 Third-Party Approvals. Subject to the terms and conditions of this Agreement, Parent and the Company and their respective Subsidiaries will cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Entities and third parties necessary to consummate the Transactions and to comply with the terms and conditions of such permits (including Environmental Permits), consents, approvals and authorizations and to cause the Transactions to be consummated as expeditiously as practicable. Each of Parent and the Company has the right to review in advance, and, to the extent practicable, each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Entities in connection with the Transactions. In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and promptly. Each Party hereto agrees that it will consult with the Other Party with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions, and each Party will keep the Other Party apprised of the status of material matters relating to completion of the Transactions. This Section 6.10 shall not apply to (i) approval under Antitrust Laws or (ii) approval of the SEC of the Proxy Statement.

Section 6.11 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or (b) any Proceedings commenced or, to the Knowledge of the Company or the Knowledge of Parent, as the case may be, threatened against, relating to, involving or otherwise affecting such party or any of its Subsidiaries, in each case, that relate to the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement, (y) limit the remedies available to the party receiving such notice or (z) result in any disclosure by the Company to be deemed to amend or supplement the Company Disclosure Letter or constitute an acceptance of any exception to any representation or warranty.

Section 6.12 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company’s Organizational Documents, or, if applicable, the Company Subsidiaries’ Organizational Documents, from and after the Effective Time the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to): (i) indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of the Company or any Company Subsidiary and also with respect to any such Person, in such Person’s capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other Benefit Plan or enterprise (regardless of whether such other entity or enterprise is affiliated with the Company) serving at the request of or on behalf of the Company or any Company Subsidiary and together with such Person’s heirs, executors or administrators (collectively, the “Indemnified Parties”) to the fullest extent the Company would have been authorized or permitted by, and subject to the conditions and procedures set forth in, applicable Law in connection with any Proceeding and any losses, claims, damages, liabilities, costs, Indemnification Expenses, Judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Proceeding in advance of the final disposition of such Proceeding, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security; provided, however, that the payment of any Indemnification Expenses incurred by an Indemnified Party in advance of the final disposition of a Proceeding shall be made only upon delivery to the Surviving Corporation of an undertaking by or on behalf of such Indemnified Party to repay all amounts so paid in advance if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified under applicable Law. The indemnification and advancement obligations of the Surviving Corporation pursuant to this Section 6.12 extend to acts or omissions occurring at or before the Effective Time and any Proceeding relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Proceeding relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of the Company or any Company Subsidiary after the date of this Agreement and inure to the benefit of such person’s heirs, executors and personal and legal representatives. Any Indemnified Party wishing to claim indemnification or advancement of expenses under this Section 6.12(a), upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.12(a), except to the extent such failure materially prejudices such party’s position with respect to such claims). As used in this Section 6.12: (x) the term “Indemnification Expenses” means reasonable and documented out-of-pocket attorneys’ fees and expenses and all other reasonable and documented out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding for which indemnification is required to be provided pursuant to this Section 6.12(a), including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party; and (y) the phrase “to the fullest extent authorized or permitted by applicable Law” includes, but is not limited to (1) to the fullest extent authorized or permitted by any provision of the NRS that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the NRS, and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the NRS adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or persons serving in any capacity in which any Indemnified Party serves; provided that any amendment, alteration or repeal of the NRS that adversely affects any right of any Indemnified Party will be prospective only and does not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither Parent nor the Surviving Corporation will settle, compromise or consent to the entry of any Judgment in any actual or threatened Proceeding in respect of which indemnification has been sought by such Indemnified Party hereunder unless such settlement, compromise or Judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the Company’s Organizational Documents or the Company Subsidiaries’ Organizational Documents will be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and will survive the Merger and continue in full force and effect in accordance with their terms.

(c) Except to the extent required by applicable Law, the Surviving Corporation’s Organizational Documents and each Company Subsidiary’s Organizational Documents will contain provisions no less favorable with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers than are set forth in the Company’s Organizational Document and such Company Subsidiary’s Organizational Documents, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective

Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification is required by Law, and then only to the minimum extent required by Law; provided, however, that any such modification shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to modification; provided, further, that all rights to indemnification in respect of any Proceeding made within such period continue until the disposition of such Proceeding.

(d) For a period of six (6) years from the Effective Time, Parent will (subject to the next sentence) maintain in full effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Parties (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time, but Parent is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date of this Agreement and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 6.12(d) would cost in excess of that amount. The Company may, on or prior to the Effective Time, purchase a tail policy with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such in coverage and amount no greater than the policies currently in place so long as the total premiums paid would not exceed the maximum aggregate amount of premiums contemplated to be paid under the previous sentence for such 6-year period; provided that (i) the Company shall give Parent a consultation right in the selection of such “tail” policy and the Company shall give good faith consideration to any comments made by Parent with respect thereto, and (ii) if such tail policy is so purchased, Parent will be relieved of its obligations under the previous sentence.

(e) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in this Section 6.12.

(f) Parent will cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.12.

(g) This Section 6.12 survives the consummation of the Merger and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and will be binding on Parent, the Surviving Corporation and their respective successors and assigns.

Section 6.13 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary to cause any dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act. Prior to taking the actions required by this Section 6.13, the Company will provide Parent copies of any resolutions or other documentation with respect to such actions and the Company shall give consideration to all reasonable additions, deletions or changes suggested thereto by Parent.

Section 6.14 New York Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall (a) use reasonable best efforts to maintain the listing of the Company Common Stock on the NYSE and the registration of the Company Common Stock under the Exchange Act, in each case, until the Effective Time, and (b) cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Law or the rules and regulations of the NYSE to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act promptly after the Effective Time.

Section 6.15 Employee Matters.

(a) For a period of one year after the Effective Time (the “Continuation Period”), Parent shall, and shall cause the Surviving Corporation to, provide to each employee of the Company and the Company Subsidiaries who is an employee of the Company or any Company Subsidiary immediately prior to the Effective Time (including, without limitation, any such employees who are on disability or other approved leave), other than an employee whose terms and conditions of employment are governed by a collective bargaining agreement, the terms and conditions of which shall be respected by Parent and the Surviving Corporation (the “Continuing Employee”), for so long as the Continuing Employee is employed by the Surviving Corporation during the Continuation Period, (i) base salary or wages that are no less favorable than the base salary or wages provided to each such Continuing Employee by the Company and the Company Subsidiaries immediately prior to the Effective Time, (ii) annual cash bonus or other short-term or long-term cash or equity incentive compensation opportunities, as applicable, that are no less favorable in the aggregate than the annual cash bonus or other short-term or long-term cash or equity incentive compensation opportunities provided to each such Continuing Employee by the Company and the Company Subsidiaries immediately prior to the Effective Time, (iii) severance benefits that are no less favorable than those that would have been provided to each such Continuing Employee by the Company and the Company Subsidiaries immediately prior to the Effective Time and (iv) employee benefits (except to the extent otherwise covered by clauses (i), (ii) and (iii) hereof) that are no less favorable in the aggregate than the employee benefits provided to each such Continuing Employee by the Company and the Company Subsidiaries immediately prior to the Effective Time.

(b) To the extent that participants in the Company’s 2018 annual cash bonus plans (the “MIPS”) have not been paid their 2018 annual bonus at the Effective Time, Parent shall pay, or cause the Parent Subsidiaries to pay, in cash on or before June 1, 2018, to each Qualified Continuing Employee (as defined below) who is a participant in the MIPS the Qualified Continuing Employee’s actual bonus for 2018 as calculated based on the Company’s performance through March 30, 2018. A “Qualified Continuing Employee” means each Continuing Employee who is employed as of the 2018 annual bonus payment date, and each Continuing Employee whose employment with the Surviving Corporation is terminated by the Surviving Corporation following the Effective Time and prior to such payment date for a reason other than “cause” or who terminated employment with the Surviving Corporation for “good reason” (each, as defined in the Company’s Executive Officer Employment Separation Policy).

(c) Parent shall take all actions necessary or appropriate to permit each Continuing Employee to either continue to participate from and after the Closing Date in the Company Benefit Plans or be eligible to participate from and after the Closing Date in Benefit Plans of Parent or any of its Affiliates. To the extent Parent causes a Continuing Employee to cease to be eligible to participate in a Company Benefit Plan and instead provides for such Continuing Employee to be eligible to participate in a Benefit Plan sponsored or maintained by Parent or one of its Affiliates (the “Replacement Plans”), if such Replacement Plan is a group health plan, Parent shall credit (or cause to be credited) such Continuing Employee, for the year during which such coverage under such Replacement Plan begins, with any deductibles and copayments already incurred during such year under the comparable Company Benefit Plan. Parent, the Surviving Corporation, their Affiliates, and the Replacement Plans shall recognize each Continuing Employee’s years of service and level of seniority with the Company and the Company Subsidiaries (including service and seniority with any other employer that was recognized by the Company or the Company Subsidiaries) for purposes of terms of employment and eligibility, vesting and benefit determination (but not for benefit accruals under any defined benefit pension plan or eligibility for any retiree health or welfare benefit) under the Replacement Plans. Parent shall cause each Replacement Plan to waive any preexisting condition exclusion or restriction with respect to participation and coverage requirements applicable to a Continuing Employee to the extent such exclusion or restriction did not apply with respect to such employee under the corresponding Company Benefit Plan.

(d) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor their respective obligations under all employment, severance, change in control, bonus and other agreements and plans, and to assume any such agreements and plans that require or contemplate assumption by their terms by an acquirer or successor, but subject to any provisions thereof related to termination or amendment of such agreements and plans.

(e) Parent or its applicable Affiliate will assume and honor all vacation and other paid time off days accrued or earned but not yet taken by each Continuing Employee as of the Closing Date.

(f) Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any benefit or compensation plan, program, Contract, arrangement or agreement sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries. The provisions of this Section 6.15 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any Company Subsidiary), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.

Section 6.16 Financing.

(a) Prior to the Closing, the Company shall use reasonable best efforts to, and the Company shall cause each Company Subsidiary to use reasonable best efforts to, and shall use reasonable best efforts to cause its and their representatives (including their auditors) to use reasonable best efforts to, cooperate with Parent as necessary, to the extent reasonably requested in writing by Parent, in connection with the offering, arrangement, issuance or sale of any senior unsecured notes issued in the capital markets, term loans, bridge loans, or any combination thereof, of Parent in connection with the transactions contemplated hereby (the “Debt Financing”), including using reasonable best efforts to:

(i) to the extent reasonably requested by Parent and reasonably available to the Company, provide information and materials to be used in the preparation of customary confidential information memoranda or similar offering documents (including prospectuses and prospectus supplements), customary rating agency presentations, and customary lender presentations, in each case for the Debt Financing;

(ii) to the extent reasonably available to the Company at such time, furnish Parent for filing with the SEC, if required, and for inclusion in any prospectus or prospectus supplement or offering memorandum with financial and other pertinent historical information regarding the Company as may be reasonably requested by Parent, including, to the extent so available: (A) audited financial statements of the Company for each of the three fiscal years ending more than sixty (60) days prior to the Closing Date; (B) unaudited financial statements for any quarterly interim period or periods of the Company (other than the fourth quarter of any fiscal year) ending after the date of the most recently ended fiscal year for which financial statements have been delivered pursuant to the foregoing clause (A) and more than forty (40) days prior to the Closing Date, together with unaudited financial statements for the corresponding period of the prior year; and (C) all other historical financial data regarding the Company reasonably required and requested in writing by Parent (and reasonably available to the Company) to permit Parent to prepare customary pro forma financial statements, and in the case of clauses (A) and (B) meeting the requirements of Rule 3-05 of Regulation S-X under the Securities Act;

(iii) (A) cause the Company’s independent accountants to consent to the inclusion of their audit reports with respect to the financial statements furnished pursuant to Section 6.16(a)(ii) and the applicable audited annual financial statements of the Company in any registration statement of the Parent filed with the SEC, if any, relating to the Debt Financing and (B) cause such independent accountants to provide customary comfort letters (including “negative assurance” comfort, if appropriate) in connection with any debt capital markets transaction comprising a part of the Debt Financing to the applicable underwriters, initial purchasers or placement agents thereof in each case, on customary terms and consistent with the customary practice of such independent accountants; and

(iv) cooperate reasonably with customary due diligence of the Debt Financing Sources.

(b) The foregoing notwithstanding, neither the Company nor any Company Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 6.16:

(i) that would unreasonably interfere with the ongoing business or operations of the Company and/or the Company Subsidiaries;

(ii) that would require the Company, the Company Subsidiaries or any Persons who are directors of the Company or the Company Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Debt Financing or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement;

(iii) that would cause any representation or warranty in this Agreement to be breached by the Company or any Company Subsidiaries;

(iv) that would require the Company or any Company Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing prior to the Closing or have any obligation of the Company or any Company Subsidiaries under any agreement, certificate, document or instrument be effective until the Closing;

(v) that would reasonably be expected to cause any director, officer or employee or stockholder of the Company or any Company Subsidiaries to incur any personal liability;

(vi) that would reasonably be expected to conflict with the organizational documents of the Company or the Company Subsidiaries or any Laws;

(vii) that would reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which the Company or any of the Company Subsidiaries is a party;

(viii) to provide access to or disclose information that the Company or any of the Company Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any Company Subsidiaries;

(ix) to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice;

(x) that would require the Company or any Company Subsidiaries to enter into any instrument or agreement with respect to the Debt Financing that is effective prior to the occurrence of the Closing or that would be effective if the Closing does not occur;

(xi) to prepare any projections or pro forma financial statements; or

(xii) to deliver or cause to be delivered any opinion of counsel in connection with the Debt Financing.

(c) Parent shall indemnify and hold harmless the Company and each of the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees), interest, awards, judgments and penalties suffered or incurred in connection with the Debt Financing, including in connection with any and all of the matters contemplated by this Section 6.16 (other than arising from fraud on the part of the Company or the Company Subsidiaries), whether or not the Merger is consummated or this Agreement is terminated. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or the Company Subsidiaries in connection with the Debt Financing or this Section 6.16, whether or not the Merger is consummated or this Agreement is terminated.

(d) For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.16 represent the sole obligation of the Company, the Company Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent or Merger Sub with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Debt Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

Section 6.17 Transaction Litigation. In the event that any litigation or other Proceeding of any stockholder related to this Agreement or the Transactions is initiated or, to the Knowledge of the Company, threatened against any of the Company or any Company Subsidiary or the members of the Company Board (or of any equivalent governing body of any Company Subsidiary) prior to the Effective Time, the Company shall promptly notify Parent of any such litigation or other Proceeding and shall keep Parent reasonably informed on a current basis with respect to the status thereof. Each of the Company and Parent shall consult and cooperate with the other in connection with the defense or settlement of, any security holder litigation or other Proceeding against the Company or its respective directors relating to the Transactions, and no such settlement shall be agreed to without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed.

Section 6.18 Fees and Expenses. Except as provided in Section 6.16 and Section 8.4, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

Section 6.19 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Mutual Closing Conditions. The obligations of each of the Parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing (or waiver by both the Company and Parent, to the extent permitted by applicable Law) of each of the following:

(a) Stockholder Approval. If required by applicable Law, the Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company.

(b) No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party shall have issued any order (whether preliminary, temporary or permanent) or taken any other action, in each case restraining, enjoining or otherwise prohibiting the consummation of the Transactions nor any Law shall be in effect that makes consummation of the Transactions illegal or otherwise prohibited.

(c) Regulatory Approval. Solely if the Offer Termination shall have occurred or the Acceptance Time shall not have occurred, the waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated, and any approvals, consents or clearances required in connection with the Transactions shall have been obtained, in each case, under or in relation to the HSR Act.

(d) Purchase of Company Common Stock in the Offer. Unless the Offer Termination has occurred, Merger Sub shall have accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer; provided, however, that neither Parent nor Merger Sub shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Merger Sub fails to purchase any Shares validly tendered and not validly withdrawn pursuant to the Offer.

Section 7.2 Additional Company Conditions to Closing. Solely if the Offer Termination shall have occurred or the Acceptance Time shall not have occurred, the obligation of the Company to consummate the Merger is further conditioned upon satisfaction (or waiver by the Company) at or prior to the Closing of each of the following:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, as of the date of this Agreement and as of the Closing Date.

(b) Each and all of the agreements and covenants of Parent and the Parent Subsidiaries to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c) The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3 Additional Parent Conditions to Closing. Solely if the Offer Termination shall have occurred or the Acceptance Time shall not have occurred, the obligation of Parent and Merger Sub to consummate the Merger is further conditioned upon satisfaction (or waiver by Parent) at or prior to the Closing of each of the following:

(a) The representations and warranties of the Company contained in (i) this Agreement (other than those representations and warranties referenced in clauses (ii), (iii) and (iv) of this Section 7.3(a)) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (ii) Section 4.2(a), Section 4.2(b), and Section 4.2(c) (Capital Structure) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any immaterial inaccuracies, and (iii) Section 4.8(a) (Absence of Certain Changes or Events) are true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such time; and (iv) Section 4.4 (Authority; Execution and Delivery; Enforceability), Section 4.24 (Takeover Laws) and Section 4.25 (No Rights Plan) shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Each and all of the agreements and covenants of the Company and the Company Subsidiaries to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c) Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing (whether before or after the Company Stockholder Approval) as follows:

(a) by the mutual written consent of the Company and Parent in a written instrument at any time prior to the Acceptance Time or if an Offer Termination occurs, at any time thereafter;

(b) by the Company or Parent if any Governmental Entity having jurisdiction over any Party shall have issued a final nonappealable order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions or any Law that permanently makes consummation of the Transactions illegal or otherwise prohibited shall be in effect; provided that the right to terminate this Agreement under this Section 8.1(b) is not available to the Company, on the one hand, or Parent, on the other hand, if such order or Law was primarily due to the failure of the Company, on the one hand, or one of Parent or Merger Sub, on the other hand, to perform any of its obligations under this Agreement;

(c) by Parent at any time prior to the Acceptance Time or if an Offer Termination occurs, at any time prior to the Closing, if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) if the Offer Termination shall not have occurred, would result in the failure of the conditions set forth in clause (f) or (g) of Annex A to be satisfied or (ii) if the Offer Termination shall have occurred, would result in the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied and, in the case of each of the foregoing clauses “(i)” and “(ii)” such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the date that is three (3) Business Days prior to the Outside Date or (y) thirty (30) days following receipt by the Company of notice of such breach or failure from Parent; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available if Parent is itself in breach of any provision of this Agreement or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 8.1(d);

(d) by the Company at any time prior to the Acceptance Time or if an Offer Termination occurs, at any time prior to the Closing, if Parent has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would result in the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the date that is three (3) Business Days prior to the Outside Date or (y) thirty (30) days following receipt by Parent of notice of such breach or failure from the

Company; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available if the Company is itself in breach of any provision of this Agreement or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach or failure to perform would result in the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b);

(e) by the Company or Parent if the Closing does not occur on or before October 15, 2018 (the “Outside Date”); provided that if on such date the condition to closing set forth in Section 7.1(b) (if the failure of such condition to be then satisfied is due to an Antitrust Law) or Section 7.1(c) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied or waived by all parties entitled to the benefit of such conditions), such date may be extended by Parent or the Company from time to time by written notice to the Other Party up to a date that is no later than twelve (12) months from the date hereof; provided, further, that the right to terminate this Agreement under this Section 8.1(e) is not available to the Company, on the one hand, or Parent, on the other hand, if such failure of the Closing to occur is primarily due to the failure of the Company, on the one hand, or one of Parent or Merger Sub, on the other hand, to perform any of its obligations under this Agreement;

(f) by either the Company or Parent if the (i) Offer Termination occurs and (ii) after the final adjournment of the Company Stockholders Meeting at which a vote of the Company stockholders has been taken in accordance with this Agreement, the Company Stockholder Approval has not been obtained;

(g) by Parent at any time prior to the earlier to occur of (x) if the subsequent adoption of this Agreement by the Company’s stockholders is not required under this Agreement or applicable Law, the Acceptance Time or (y) the receipt of the Company Stockholder Approval, if (i) the Company Board or any committee thereof shall have effected a Company Change in Recommendation (ii) the Company Board or any committee thereof shall have failed to publicly confirm that the Company Board Recommendation remains in effect and that the Company Board has not changed the Company Board Recommendation within four (4) Business Days after receipt of a written request from Parent that it do so if such request is made following the public announcement of a Company Acquisition Proposal (provided that the Company shall not be required to make such a confirmation more than once) or (iii) the Company is in violation of its obligations under Section 6.4;

(h) by the Company prior to the earlier to occur of (x) if the subsequent adoption of this Agreement by the Company’s stockholders is not required under this Agreement or applicable Law, the Acceptance Time or (y) the Company Stockholder Approval is obtained, if the Company Board or any committee thereof shall have effected a Company Change in Recommendation as a result of a Company Intervening Event in accordance with Section 6.4; or

(i) by the Company, if this Agreement is terminated to enter into a definitive agreement relating to a Company Superior Proposal in accordance with Section 6.4; provided, however, that the Company shall have contemporaneously with such termination tendered payment (or caused payment to be tendered) to Parent of the Termination Fee.

Section 8.2 Procedure Upon Termination. In the event of valid termination of this Agreement by Parent or the Company, or both, pursuant to Section 8.1, written notice thereof shall be given to the Other Party, and this Agreement will terminate, effective immediately upon delivery of such written notice to the Other Party, without further action by Parent or the Company.

Section 8.3 Effect of Termination. In the event that this Agreement is validly terminated as provided in Section 8.1, each of the Parties and the Debt Financing Sources will be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to Parent or the Company; provided that the agreements and obligations of the Parties set forth in Section 6.7(b), Section 6.16(c), this Section 8.3, Section 8.4 and ARTICLE IX hereof will survive any such termination and are enforceable hereunder; provided, further, that nothing in this Section 8.3 relieves any of Parent or the Company of any liability for fraud or any Willful Breach of any covenant or agreement contained herein occurring prior to termination, or as provided in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

Section 8.4 Fees and Expense Reimbursement.

(a) In the event that (A) prior to the termination of this Agreement, a Company Acquisition Proposal is publicly submitted, publicly proposed, publicly disclosed or otherwise communicated to the Company Board prior to, and not withdrawn at the date of termination of this Agreement, (B) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(e) (Outside Date) or Section 8.1(f) (Failure to Obtain Company Stockholder Approval), or by Parent pursuant to Section 8.1(c) (Breach of Representations, Warranties and Covenants), and (C) the Company enters into a definitive agreement with respect to, or consummates, a Company Acquisition Proposal within twelve (12) months after the date this Agreement is terminated, then the Company will pay (or cause to be paid) to Parent the Termination Fee upon the earliest date of when such definitive agreement is executed or such Company Acquisition Proposal is consummated. For purposes of this Section 8.4(a), any reference in the definition of Company Acquisition Transaction to “twenty percent (20%)” shall be deemed to be to be a reference to “fifty percent (50%).”

(b) In the event this Agreement is terminated by Parent pursuant to Section 8.1(g) (Company Change in Recommendation, Failure to Confirm or Material Breach of Non-Solicit), the Company will pay (or cause to be paid) to Parent the Termination Fee within two (2) Business Days of termination of this Agreement.

(c) In the event this Agreement is terminated by the Company pursuant to Section 8.1(h) (Company Change in Recommendation) and Section 8.1(i) (Company Superior Proposal), the Company will pay (or cause to be paid) to Parent the Termination Fee contemporaneously with the termination of this Agreement.

(d) Any payment of the Termination Fee will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment.

(e) Each of the Parties acknowledges that the provisions of this Section 8.4 are an integral part of the Transactions and that, without these agreements, the Other Party would not enter into this Agreement. If the Company fails to promptly pay the amount due by it pursuant to this Section 8.4, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. If, in order to obtain such payment, Parent commences a Proceeding that results in judgment for Parent for such amount, the Company shall pay Parent its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. Notwithstanding anything to the contrary in this Agreement, the monetary remedies set forth in Section 8.1(i) and this Section 8.4 and the specific performance remedies set forth in Section 9.9 shall be the sole and exclusive remedies of Parent and Merger Sub against the Company and the Company Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or a Willful Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud or Willful Breach), and upon payment of such amount, none of the Company and the Company Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of fraud or a Willful Breach of any covenant, agreement or obligation.

(f) As used herein, “Termination Fee” means a cash amount equal to two hundred four million dollars ($204,000,000).

(g) In no event shall Parent be entitled to receive more than one payment of the Termination Fee in connection with this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments and Waivers. Subject to the provisions of applicable Law (including NRS 92A.120(9)), at any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that following receipt of the Company Stockholder Approval, if any such amendment or waiver shall be required by applicable Law or in accordance with the rules and regulations of the NYSE, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Subject to Section 8.4(e), the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law. Notwithstanding the foregoing, no amendments or supplements to the provisions which the Debt Financing Sources are expressly made third-party beneficiaries pursuant to Section 9.5 shall be permitted in a manner adverse to any Debt Financing Sources (or any of their respective Affiliates or their or their respective Affiliates’ Representatives) without the prior written consent of such Debt Financing Sources.

Section 9.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

Section 9.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided that confirmation of facsimile transmission is obtained), (ii) on the fifth (5th) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided that confirmation of email transmission is obtained), in each case as follows (or at such other address for a Party as shall be specified by like notice):

(a)	If to Parent or Merger Sub, to:

General Dynamics Corporation

2941 Fairview Park Drive, Suite 100

Falls Church, VA 22042

Attention:         Gregory S. Gallopoulos

Facsimile No.: (703) 876-3554

Email:              ggallopoulos@generaldynamics.com

with a copy (which does not constitute notice) to:

Jenner & Block LLP

353 N. Clark Street

Chicago, Illinois 60654-3456

Attention:         Joseph P. Gromacki

                          Michael T. Wolf

                          Edward L. Prokop

Facsimile No.: (312) 527-0484

Email:              jgromacki@jenner.com

                         mwolf@jenner.com

                         eprokop@jenner.com

(b)	If to the Company, to:

CSRA Inc.

3170 Fairview Park Drive

Fall Church, Virginia 22042

Attention:         General Counsel

Email:               william.haynes@csra.com

with a copy (which does not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:         Scott A. Barshay

                          Jeffrey D. Marell

Facsimile No.: (212) 757-3990

Email:              sbarshay@paulweiss.com

                          jmarell@paulweiss.com

All such notices, requests, claims, demands and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the Other Party, except that (a) Merger Sub may assign, in each entity’s sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, (b) Parent may assign any of its rights (but not delegate any of its obligations) under this Agreement to one or more wholly owned Subsidiaries of Parent but, in each case, no such assignment shall relieve Parent of any of its obligations hereunder and (c) the Company may assign any of its rights (but not delegate any of its obligations) under Section 8.4 to one or more wholly owned Subsidiaries, but no such assignment shall relieve the Company of any of its obligations hereunder. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5 Entire Understanding: No Third-Party Beneficiaries. This Agreement, together with the Confidentiality Agreement and any other documents and instruments executed pursuant hereto, constitutes the entire agreement and understanding of the Parties with respect to the matters therein and herein and supersedes all prior agreements and understandings on such matters. The provisions of this Agreement are binding upon and inure to the benefit of the Parties hereto and, subject to Section 9.4, their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors except, (i) following the Effective Time as provided in Section 6.12 (which will be to the benefit of the Persons referred to in such Section), (ii) following the Effective Time the rights of holders of Company Common Stock to receive the Merger Consideration and (iii) following the Effective Time the rights of holders of Company Stock Options, Company RSUs, Company PSUs and Director RSUs to receive such amounts as provided for in Section 3.2, (iv) Section 9.1, Section 9.5, Section 9.7 and Section 9.12, which, to the extent applicable to the Debt Financing Sources (or any of their respective Affiliates or their or their respective Affiliates’ Representatives), are intended to benefit, and be enforceable by, the Debt Financing Sources (or any of their respective Affiliates or their or their respective Affiliates’ Representatives).

Section 9.6 Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If a final Judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 9.7 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof; provided, however, notwithstanding the foregoing, the laws of the State of Nevada (without giving effect to choice of law principles thereof) shall govern (i) the Merger (including the consummation and effects thereof) to the extent the application of Nevada law is required and (ii) the fiduciary obligations of the Company Board.

(b) The Parties irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, in connection with any dispute that arises in respect of this Agreement and the documents referred to in this Agreement or in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for interpretation or enforcement hereof or any such document that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and each Party irrevocably agrees that all claims with respect to such action, suit or proceeding shall be heard and determined exclusively by such a Delaware state or federal court and that it will not bring any action, suit or proceeding arising out of or relating to this Agreement, the documents referred to in this Agreement or the Transactions in any other court. The Parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or proceeding in the manner provided in Section 9.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof and each Party agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court; provided that each Party’s consent to jurisdiction and service contained in this Section 9.7(b) is solely for the purpose referred to in this Section 9.7(b) and shall not be deemed to be a general submission to such courts or a submission to such courts other than for such purpose.

(c) Notwithstanding the foregoing, none of the Parties, nor any of their respective Affiliates, will bring, or support, any action, cause of action, claim, cross-claim, counterclaim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, anywhere other than in (i) any New York State court sitting in the Borough of Manhattan or (ii) the United States District Court for the Southern District of New York, and it is acknowledged and agreed that the provisions set forth in Section 9.7(d) relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim, counterclaim or third-party claim.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 9.7.

Section 9.8 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or Representative of any Party hereto has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the Transactions.

Section 9.9 Specific Performance. The Parties agree that irreparable damage, for which monetary damages or other legal remedies would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance and further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each Party further agrees that neither the Other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred by the Company in connection with the Merger shall be paid by the Surviving Corporation when due.

Section 9.11 Survival. The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective Time. The covenants and agreements of the Parties (including the Surviving Corporation) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

Section 9.12 Debt Financing Sources Liability. Notwithstanding anything to the contrary in this Agreement, none of the Debt Financing Sources shall have any liability to the Company relating to or arising out of this Agreement, the Financing or otherwise, whether at Law, or equity, in contract, in tort or otherwise, and the Company shall not have any rights or claims against any Debt Financing Sources hereunder or thereunder.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

GENERAL DYNAMICS CORPORATION

By:	/s/ Gregory S. Gallopoulos
Name: Gregory S. Gallopoulos
Title: Senior Vice President,
General Counsel and Secretary

RED HAWK ENTERPRISES CORP.

By:	/s/ Gregory S. Gallopoulos
Name: Gregory S. Gallopoulos
Title: Vice President and Secretary

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

CSRA INC.

By:	/s/ Lawrence B. Prior III
Name: Lawrence B. Prior III
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Annex A

Conditions of the Offer

The obligation of Merger Sub to and the obligation of Parent to cause Merger Sub to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(i)” below. Accordingly, notwithstanding any other term of the Offer or the Agreement to the contrary, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c) (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to such rules and regulations, the payment for, any tendered Shares and, if permitted by the Merger Agreement, may terminate the Offer: (i) if the Merger Agreement has been terminated in accordance with Section 8.1; or (ii) at any scheduled Offer Expiration Time (as the Offer may have been extended pursuant to, and subject to any requirements to extend the Offer pursuant to, Section 2.1(c) of the Merger Agreement), if, with respect to clause (ii) only: (A) the Minimum Condition or the Termination Condition shall not be satisfied by the Offer Expiration Time; or (B) any of the additional conditions set forth below shall not be satisfied or (to the extent permitted by applicable Law) waived in writing by Parent:

(a) there shall have been validly tendered in the Offer and not validly withdrawn that number of Shares that when added to the number of Shares owned by Parent and the Parent Subsidiaries taken as a whole as of such scheduled Offer Expiration Time would represent one (1) Share more than fifty percent (50%) of the Fully Diluted Company Shares at such date (not assuming the issuance of any Top-Up Option Shares) (the “Minimum Condition”);

(b) there shall have been validly tendered in the Offer and not validly withdrawn that number of Shares that when added to the number of Shares owned by Parent and the Parent Subsidiaries taken as a whole as of such scheduled Offer Expiration Time would represent, when added to the number of Shares authorized and available for issuance and sale by the Company to Merger Sub in connection with an exercise of the Top-Up Option, one (1) Share more than ninety percent (90%) of the Fully Diluted Company Shares (assuming the issuance of the Top-Up Option Shares);

(c) the waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated, and any approvals, consent or clearance required in connection with the Transactions shall have been obtained, in each case, under or in relation to the HSR Act;

(d) no Governmental Entity having jurisdiction over any Party shall have issued any order (whether preliminary, temporary or permanent) or taken any other action, in each case restraining, enjoining or otherwise prohibiting the consummation of the Transactions nor any Law shall be in effect that makes consummation of the Transactions illegal or otherwise prohibited;

(e) since the date of the Merger Agreement, there shall not have occurred a Company Material Adverse Effect;

(f) the representations and warranties of the Company contained in (i) the Merger Agreement (other than those representations and warranties referenced in clauses (ii), (iii) and (iv) of Section 7.3(a) of the Merger Agreement) are true and correct as of the Offer Expiration Time, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (ii) Section 4.2(a), Section 4.2(b), and Section 4.2(c) (Capital Structure) of the Merger Agreement are true and correct as of the Offer Expiration Time, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any immaterial inaccuracies, and (iii) Section 4.8(a) (Absence of Certain Changes or Events) are true and correct in all respects as of the Offer Expiration Time, as if made as of such time; and (iv) Section 4.4 (Authority; Execution and Delivery; Enforceability), Section 4.24 (Takeover Laws) and Section 4.25 (No Rights Plan) shall be true and correct in all material respects, in each case, as of the Offer Expiration Time, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(g) each and all of the agreements and covenants of the Company and the Company Subsidiaries to be performed and complied with pursuant to the Agreement on or prior to the Offer Expiration Time have been duly performed and complied with in all material respects;

(h) Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the date on the which the Offer expires, certifying that the conditions specified in clauses (e), (f) and (g) of this Annex A have been satisfied; and

(i) the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

For purposes of determining whether the Minimum Condition and the condition set forth in clause (b) of this Annex A have been satisfied, Parent and Merger Sub shall exclude for purposes of determination thereof shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been received.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, except for the Minimum Condition and the Termination Condition (each of which may only be waived with the prior written consent of the Company), may be waived by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement and applicable Law. Any reference in this Annex A or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement or applicable Law. The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Annex A but not defined herein shall have the meanings set forth in the Agreement to which it is attached, except that the term “Merger Agreement” shall be deemed to refer to the Agreement to which this Annex A is attached.

Exhibit B

CERTIFICATE OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CSRA INC.

Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of CSRA Inc., a Nevada corporation (the “Corporation”), does hereby certify as follows:

1. The Agreement and Plan of Merger, dated as of February 9, 2018, by and between the Corporation, General Dynamics Corporation, a Delaware corporation, and Red Hawk Enterprises Corp., a Nevada corporation (the “Merger Agreement”) provides for the amendment and restatement of the Corporation’s articles of incorporation as set forth below.

2. The Merger Agreement, and the amendment and restatement of the Corporation’s articles of incorporation as set forth below, have been authorized, approved and adopted by the board of directors and the requisite vote of the stockholders of the Corporation, which is sufficient for approval thereof.

3. This certificate sets forth the text of the articles of incorporation of the corporation, as amended and restated in their entirety to this date, as follows:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CSRA INC.

ARTICLE I

NAME

The name of the corporation is CSRA Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The Corporation is formed for the purpose of engaging in any lawful activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE III

AUTHORIZED CAPITAL STOCK

The total authorized capital stock of the Corporation shall consist of Ten Thousand (10,000) shares of common stock, no par value.

ARTICLE IV

DIRECTORS

The members of the governing board of the Corporation are styled as directors. The Board of Directors shall be elected in such manner as shall be provided in the bylaws of the Corporation. The number of directors may be changed from time to time in such manner as provided in the bylaws of the Corporation.

ARTICLE V

INDEMNIFICATION; EXCULPATION

A. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes (“NRS”). If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

B. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such directors or officers in their respective capacities as directors or officers of the Corporation must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

C. Any repeal or modification of this Article V approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between this Article V and any other article of the Corporation’s articles of incorporation, the terms and provisions of this Article VI shall control.

ARTICLE VI

SPECIAL PROVISIONS

Notwithstanding Article V above and without derogation of the provisions thereof, the following provisions shall be in effect through the sixth anniversary of the Effective Time (as defined in that certain Agreement and Plan of Merger, dated as of February 9, 2018, by and between the Corporation, General Dynamics Corporation, a Delaware corporation, and Red Hawk Enterprises Corp., a Nevada corporation (the “Merger Agreement”), and shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties (as defined in the Merger Agreement), unless such modification is required by Law (as defined in the Merger Agreement), and then only to the minimum extent required by Law:

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(a) The Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation or is serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or by reason of actions alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director or officer. The indemnification of directors and officers by the Corporation shall be to the fullest extent authorized or permitted by applicable law, as such law exists or may hereafter be amended (but only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior to the amendment). The indemnification of directors and officers shall be against all loss, liability and expense (including attorneys’ fees, costs, damages, judgments, fines, amounts paid in settlement and ERISA excise taxes or penalties) actually and reasonably incurred by or on behalf of a director or officer in connection with such action, suit or proceeding, including any appeal; provided, however, that with respect to any action, suit or proceeding initiated by a director or officer, the Corporation shall indemnify such director or officer only if the action, suit or proceeding was authorized by the board of directors of the Corporation, except with respect to a suit for the enforcement of rights to indemnification or advancement of expenses in accordance with Section (c) hereof.

(b) The expenses of directors and officers incurred as a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative shall be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding; provided, however, that if applicable law so requires, the advance payment of expenses shall be made only upon receipt by the Corporation of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it is ultimately determined by a final decision, order or decree of a court of competent jurisdiction that the director or officer is not entitled to be indemnified for such expenses under this Article VI.

(c) Any director or officer may enforce his or her rights to indemnification or advance payments for expenses in a suit brought against the Corporation if his or her request for indemnification or advance payments for expenses is wholly or partially refused by the Corporation or if there is no determination with respect to such request within 60 days from receipt by the Corporation of a written notice from the director or officer for such a determination. If a director or officer is successful in establishing in a suit his or her entitlement to receive or recover an advancement of expenses or a right to indemnification, in whole or in part, he or she shall also be indemnified by the Corporation for costs and expenses incurred in such suit. It shall be a defense to any such suit (other than a suit brought to enforce a claim for the advancement of expenses under Section (b) of this Article VI where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the NRS. Neither the failure of the Corporation to have made a determination prior to the commencement of such suit that indemnification of the director or officer is proper in the circumstances because the director or officer has met the applicable standard of conduct nor a determination by the Corporation that the director or officer has not met such applicable standard of conduct shall be a defense to the suit or create a presumption that the director or officer has not met the applicable standard of conduct. In a suit brought by a

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director or officer to enforce a right under this Section (c) or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that a director or officer is not entitled to be indemnified or is not entitled to an advancement of expenses under this Section (c) or otherwise, shall be on the Corporation.

(d) The right to indemnification and to the payment of expenses as they are incurred and in advance of the final disposition of the action, suit or proceeding shall not be exclusive of any other right to which a person may be entitled under these articles of incorporation or any bylaw, agreement, statute, vote of stockholders or disinterested directors or otherwise. The right to indemnification under Section (a) hereof shall continue for a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, next of kin, executors, administrators and legal representatives.

(e) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any loss, liability or expense, whether or not the Corporation would have the power to indemnify such person against such loss, liability or expense under the NRS.

(f) The Corporation shall not be obligated to reimburse the amount of any settlement unless it has agreed to such settlement If any person shall unreasonably fail to enter into a settlement of any action, suit or proceeding within the scope of Section (a) hereof, offered or assented to by the opposing party or parties and which is acceptable to the Corporation, then, notwithstanding any other provision of this Article VI, the indemnification obligation of the Corporation in connection with such action, suit or proceeding shall be limited to the total of the amount at which settlement could have been made and the expenses incurred by such person prior to the time the settlement could reasonably have been effected.

(g) The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or to any director, officer, employee or agent of any of its subsidiaries to the fullest extent of the provisions of this Article VI subject to the imposition of any conditions or limitations as the board of directors of the Corporation may deem necessary or appropriate.

ARTICLE VII

INAPPLICABILITY OF CERTAIN NEVADA STATUTES

At such time, if any, as the Corporation becomes a “resident domestic corporation” (as defined in NRS 78.427), the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes. In accordance with the provisions of NRS 78.378, the provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statutes, relating to acquisitions of controlling interests in the Corporation, shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock.

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ARTICLE VIII

SPECIAL PROVISIONS REGARDING DISTRIBUTIONS

Notwithstanding anything to the contrary in the articles of incorporation or the bylaws of the Corporation, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

*        *        *         *

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amended and Restated Articles of Incorporation of CSRA Inc. as of            , 20    .

Name:
Title:

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AMENDED AND RESTATED BYLAWS

OF

CSRA INC.

a Nevada corporation

ARTICLE I

OFFICES

Section 1.1 Principal Office. The principal office and place of business of CSRA Inc., a Nevada corporation (the “Corporation”), shall be established from time to time by resolution of the board of directors of the Corporation (the “Board of Directors”).

Section 1.2 Other Offices. Other offices and places of business either within or without the State of Nevada may be established from time to time by resolution of the Board of Directors or as the business of the Corporation may require. The street address of the Corporation’s registered agent is the registered office of the Corporation in Nevada.

ARTICLE II

STOCKHOLDERS

Section 2.1 Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date and at such time as may be designated from time to time by the Board of Directors. At the annual meeting, directors shall be elected and any other business may be transacted as may be properly brought before the meeting pursuant to these Amended and Restated Bylaws (as amended from time to time, these “Bylaws”).

Section 2.2 Special Meetings.

(a) Subject to any rights of stockholders set forth in the articles of incorporation of the Corporation (as amended from time to time, the “Articles of Incorporation”), special meetings of the stockholders may be called only by the chairman of the board or the chief executive officer, or, if there be no chairman of the board and no chief executive officer, by the president, and shall be called by the secretary upon the written request of at least a majority of the Board of Directors or the holders of not less than a majority of the voting power of the Corporation’s stock entitled to vote. Such request shall state the purpose or purposes of the meeting.

(b) No business shall be acted upon at a special meeting of stockholders except as set forth in the notice of the meeting.

Section 2.3 Place of Meetings. Any meeting of the stockholders of the Corporation may be held at the Corporation’s registered office in the State of Nevada or at such other place in or out of the State of Nevada and the United States as may be designated in the notice of meeting. A waiver of notice signed by all stockholders entitled to vote thereat may designate any place for the holding of such meeting. The Board of Directors may, in its sole discretion, determine that any meeting of the stockholders shall be held by means of electronic communications or other available technology in accordance with Section 2.10.

Section 2.4 Notice of Meetings; Waiver of Notice.

(a) The chief executive officer, if any, the president, any vice president, the secretary, an assistant secretary or any other individual designated by the Board of Directors shall sign and deliver or cause to be delivered to the stockholders written notice of any stockholders’ meeting not less than ten (10) days, but not more than sixty (60) days, before the date of such meeting. The notice shall state the place, date and time of the meeting, the means of electronic communication, if any, by which the stockholders or the proxies thereof shall be deemed to be present and vote and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The notice shall be delivered in accordance with, and shall contain or be accompanied by such additional information as may be required by, the Nevada Revised Statutes (“NRS”), including, without limitation, NRS 78.379, 92A.120 or 92A.410.

(b) In the case of an annual meeting, any proper business may be presented for action, except that (i) if a proposed plan of merger, conversion or exchange is submitted to a vote, the notice of the meeting must state that the purpose, or one of the purposes, of the meeting is to consider the plan of merger, conversion or exchange and must contain or be accompanied by a copy or summary of the plan; and (ii) if a proposed action creating dissenter’s rights is to be submitted to a vote, the notice of the meeting must state that the stockholders are or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

(c) A copy of the notice shall be personally delivered or mailed postage prepaid to each stockholder of record entitled to vote at the meeting (unless the NRS requires delivery to all stockholders of record, in which case such notice shall be delivered to all such stockholders) at the address appearing on the records of the Corporation. Upon mailing, service of the notice is complete, and the time of the notice begins to run from the date upon which the notice is deposited in the mail. If the address of any stockholder does not appear upon the records of the Corporation or is incomplete, it will be sufficient to address any notice to such stockholder at the registered office of the Corporation. Notwithstanding the foregoing and in addition thereto, any notice to stockholders given by the Corporation pursuant to Chapters 78 or 92A of the NRS, the Articles of Incorporation or these Bylaws, may be given pursuant to the forms of electronic transmission listed herein, if such forms of transmission are consented to in writing by the stockholder receiving such electronically transmitted notice and such consent is filed by the secretary in the corporate records. Notice shall be deemed given (i) by facsimile when directed to a number consented to by the stockholder to receive notice, (ii) by electronic mail when directed to an e-mail address consented to by the stockholder to receive notice, (iii) by posting on an electronic network together with a separate notice to the stockholder of the specific posting on the later of the specific posting or the giving of the separate notice or (iv) by any other electronic transmission as consented to by and when directed to the stockholder. The stockholder consent necessary to permit electronic transmission to such stockholder shall be deemed revoked and of no force and effect if (A) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with the stockholder’s consent and (B) the inability to deliver by electronic transmission becomes known to the secretary, assistant secretary, transfer agent or other agent of the Corporation responsible for the giving of notice.

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(d) The written certificate of an individual signing a notice of meeting, setting forth the substance of the notice or having a copy thereof attached thereto, the date the notice was mailed or personally delivered to the stockholders and the addresses to which the notice was mailed, shall be prima facie evidence of the manner and fact of giving such notice and, in the absence of fraud, an affidavit of the individual signing a notice of a meeting that the notice thereof has been given by a form of electronic transmission shall be prima facie evidence of the facts stated in the affidavit.

(e) Any stockholder may waive notice of any meeting by a signed writing or by transmission of an electronic record, either before or after the meeting. Such waiver of notice shall be deemed the equivalent of the giving of such notice.

Section 2.5 Determination of Stockholders of Record.

(a) For the purpose of determining the stockholders entitled to (i) notice of and to vote at any meeting of stockholders or any adjournment thereof, (ii) receive payment of any distribution or the allotment of any rights, or (iii) exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, if applicable.

(b) The Board of Directors may adopt a resolution prescribing a date upon which the stockholders of record entitled to give written consent must be determined. The date set by the Board of Directors must not precede or be more than ten (10) days after the date the resolution setting such date is adopted by the Board of Directors. If the Board of Directors does not adopt a resolution setting a date upon which the stockholders of record entitled to give written consent must be determined and

(i) no prior action by the Board of Directors is required by the NRS, then the date shall be the first date on which a valid written consent is delivered to the Corporation in accordance with the NRS and these Bylaws; or

(ii) prior action by the Board of Directors is required by the NRS, then the date shall be the close of business on the date that the Board of Directors adopts the resolution.

(c) If no record date is fixed pursuant to Section 2.5(a) or Section 2.5(b), the record date for determining stockholders: (i) entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders shall apply to any postponement of any meeting of stockholders to a date not more than sixty (60) days after the record date or to any adjournment of the meeting; provided that the Board of Directors may fix a new record date for the adjourned meeting and must fix a new record date if the meeting is adjourned to a date more than 60 days later than the date set for the original meeting.

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Section 2.6 Quorum; Adjourned Meetings.

(a) Unless the Articles of Incorporation provide for a different proportion, stockholders holding at least a majority of the voting power of the Corporation’s capital stock, represented in person or by proxy (regardless of whether the proxy has authority to vote on all matters), are necessary to constitute a quorum for the transaction of business at any meeting. If, on any issue, voting by classes or series is required by the laws of the State of Nevada, the Articles of Incorporation or these Bylaws, at least a majority of the voting power, represented in person or by proxy (regardless of whether the proxy has authority to vote on all matters), within each such class or series is necessary to constitute a quorum of each such class or series.

(b) If a quorum is not represented, a majority of the voting power represented or the person presiding at the meeting may adjourn the meeting from time to time until a quorum shall be represented. At any such adjourned meeting at which a quorum shall be represented, any business may be transacted which might otherwise have been transacted at the adjourned meeting as originally called. When a stockholders’ meeting is adjourned to another time or place hereunder, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. However, if a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record as of the new record date. The stockholders present at a duly convened meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the departure of enough stockholders to leave less than a quorum of the voting power.

Section 2.7 Voting.

(a) Unless otherwise provided in the NRS, the Articles of Incorporation or any resolution providing for the issuance of preferred stock adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of the Articles of Incorporation, each stockholder of record, or such stockholder’s duly authorized proxy, shall be entitled to one (1) vote for each share of voting stock standing registered in such stockholder’s name at the close of business on the record date or the date established by the Board of Directors in connection with stockholder action by written consent.

(b) Except as otherwise provided herein, all votes with respect to shares (including pledged shares) standing in the name of an individual at the close of business on the record date or the date established by the Board of Directors in connection with stockholder action by written consent shall be cast only by that individual or such individual’s duly authorized proxy. With respect to shares held by a representative of the estate of a deceased stockholder, or a guardian, conservator, custodian or trustee, even though the shares do not stand in the name of such holder, votes may be cast by such holder upon proof of such representative capacity. In the case of shares under the control of a receiver , the receiver may vote such shares even though the shares do not stand of record in the name of the receiver but only if and to the extent that the order of a court of competent jurisdiction which appoints the receiver contains the authority to vote such shares. If shares stand of record in the name of a minor, votes may be cast by the duly appointed guardian of the estate of such minor only if such guardian has provided the Corporation with written proof of such appointment.

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(c) With respect to shares standing of record in the name of another corporation, partnership, limited liability company or other legal entity on the record date, votes may be cast: (i) in the case of a corporation, by such individual as the bylaws of such other corporation prescribe, by such individual as may be appointed by resolution of the board of directors of such other corporation or by such individual (including, without limitation, the officer making the authorization) authorized in writing to do so by the chairman of the board, if any, the chief executive officer, if any, the president or any vice president of such corporation; and (ii) in the case of a partnership, limited liability company or other legal entity, by an individual representing such stockholder upon presentation to the Corporation of satisfactory evidence of his or her authority to do so.

(d) Notwithstanding anything to the contrary contained herein and except for the Corporation’s shares held in a fiduciary capacity, the Corporation shall not vote, directly or indirectly, shares of its own stock owned or held by it, and such shares shall not be counted in determining the total number of outstanding shares entitled to vote.

(e) Any holder of shares entitled to vote on any matter may cast a portion of the votes in favor of such matter and refrain from casting the remaining votes or cast the same against the proposal, except in the case of elections of directors. If such holder entitled to vote does vote any of such stockholder’s shares affirmatively and fails to specify the number of affirmative votes, it will be conclusively presumed that the holder is casting affirmative votes with respect to all shares held.

(f) With respect to shares standing of record in the name of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, husband and wife as community property, tenants by the entirety, voting trustees or otherwise and shares held by two or more persons (including proxy holders) having the same fiduciary relationship in respect to the same shares, votes may be cast in the following manner:

(i) If only one person votes, the vote of such person binds all.

(ii) If more than one person casts votes, the act of the majority so voting binds all.

(iii) If more than one person casts votes, but the vote is evenly split on a particular matter, the votes shall be deemed cast proportionately, as split.

(g) If a quorum is present, unless the Articles of Incorporation, these Bylaws, the NRS, or other applicable law provide for a different proportion, action by the stockholders entitled to vote on a matter, other than the election of directors, is approved by and is the act of the stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, unless voting by classes or series is required for any action of the stockholders by the laws of the State of Nevada, the Articles of Incorporation or these Bylaws, in which case the number of votes cast in favor of the action by the voting power of each such class or series must exceed the number of votes cast in opposition to the action by the voting power of each such class or series.

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(h) If a quorum is present, directors shall be elected by a plurality of the votes cast.

Section 2.8 Actions at Meetings Not Regularly Called; Ratification and Approval.

(a) Whenever all persons entitled to vote at any meeting consent, either by: (i) a writing on the records of the meeting or filed with the secretary, (ii) presence at such meeting and oral consent entered on the minutes, or (iii) taking part in the deliberations at such meeting without objection, such meeting shall be as valid as if a meeting were regularly called and noticed.

(b) At such meeting any business may be transacted which is not excepted from the written consent or to the consideration of which no objection for want of notice is made at the time.

(c) If any meeting be irregular for want of notice or of such consent, provided a quorum was present at such meeting, the proceedings of the meeting may be ratified and approved and rendered likewise valid and the irregularity or defect therein waived by a writing signed by all parties having the right to vote at such meeting.

(d) Such consent or approval may be by proxy or power of attorney, but all such proxies and powers of attorney must be in writing.

Section 2.9 Proxies. At any meeting of stockholders, any holder of shares entitled to vote may designate, in a manner permitted by the laws of the State of Nevada, another person or persons to act as a proxy or proxies. If a stockholder designates two or more persons to act as proxies, then a majority of those persons present at a meeting has and may exercise all of the powers conferred by the stockholder or, if only one is present, then that one has and may exercise all of the powers conferred by the stockholder, unless the stockholder’s designation of proxy provides otherwise. Every proxy shall continue in full force and effect until its expiration or revocation in a manner permitted by the laws of the State of Nevada.

Section 2.10 Meetings Through Electronic Communications. Stockholders may participate in a meeting of the stockholders by any means of electronic communications, videoconferencing, teleconferencing or other available technology permitted under the NRS (including, without limitation, a telephone conference or similar method of communication by which all individuals participating in the meeting can hear each other) and utilized by the Corporation. If any such means are utilized, the Corporation shall, to the extent required under the NRS, implement reasonable measures to (a) verify the identity of each person participating through such means as a stockholder and (b) provide the stockholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to communicate, and to read or hear the proceedings of the meeting in a substantially concurrent manner with such proceedings. Participation in a meeting pursuant to this Section 2.10 constitutes presence in person at the meeting.

Section 2.11 Action Without a Meeting. Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by the holders of the voting power that would be required to

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approve such action at a meeting. A meeting of the stockholders need not be called or noticed whenever action is taken by written consent. The written consent may be signed in multiple counterparts, including, without limitation, facsimile counterparts, and shall be filed with the minutes of the proceedings of the stockholders.

Section 2.12 Organization.

(a) Meetings of stockholders shall be presided over by the chairman of the board, or, in the absence of the chairman, by the vice chairman of the board, if any, or if there be no vice chairman or in the absence of the vice chairman, by the chief executive officer, if any, or if there be no chief executive officer or in the absence of the chief executive officer, by the president, or, in the absence of the president, or, in the absence of any of the foregoing persons, by a chairman designated by the Board of Directors, or, in the absence of such designation by the Board of Directors, by a chairman chosen at the meeting by the stockholders entitled to cast a majority of the votes which all stockholders present in person or by proxy are entitled to cast. The secretary, or in the absence of the secretary an assistant secretary, shall act as secretary of the meeting, but in the absence of the secretary and any assistant secretary the chairman of the meeting may appoint any person to act as secretary of the meeting. The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, (i) the establishment of procedures for the maintenance of order and safety, (ii) limitation on participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies and such other persons as the chairman of the meeting shall permit, (iii) limitation on the time allotted for consideration of each agenda item and for questions or comments by meeting participants, (iv) restrictions on entry to such meeting after the time prescribed for the commencement thereof and (v) the opening and closing of the voting polls. The Board of Directors, in its discretion, or the chairman of the meeting, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(b) The chairman of the meeting may appoint one or more inspectors of elections. The inspector or inspectors may (i) ascertain the number of shares outstanding and the voting power of each; (ii) determine the number of shares represented at a meeting and the validity of proxies or ballots; (iii) count all votes and ballots; (iv) determine any challenges made to any determination made by the inspector(s); and (v) certify the determination of the number of shares represented at the meeting and the count of all votes and ballots.

Section 2.13 Absentees’ Consent to Meetings. Transactions of any meeting of the stockholders are as valid as though had at a meeting duly held after regular call and notice if a quorum is represented, either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not represented in person or by proxy (and those who, although present, either object at the beginning of the meeting to the transaction of any business because the meeting has not been lawfully called or convened or expressly object at the meeting to the consideration of matters not included in the notice which are legally or by the terms of these Bylaws required to be included therein), signs a written waiver of notice and/or consent to the holding of the meeting or an approval of the minutes thereof. All such waivers, consents, and

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approvals shall be filed with the corporate records and made a part of the minutes of the meeting. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called, noticed or convened and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not properly included in the notice, to the extent such notice is required, if such objection is expressly made at the time any such matters are presented at the meeting. Neither the business to be transacted at nor the purpose of any regular or special meeting of stockholders need be specified in any written waiver of notice or consent, except as otherwise provided in these Bylaws.

ARTICLE III

DIRECTORS

Section 3.1 General Powers; Performance of Duties. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided in Chapter 78 of the NRS or the Articles of Incorporation.

Section 3.2 Number, Tenure, and Qualifications. The number of directors may be established and changed from time to time by resolution adopted by the Board of Directors or the stockholders without amendment to these Bylaws or the Articles of Incorporation, and in no case shall be less than one (1) individual. Each director shall hold office until his or her successor shall be elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal. No reduction of the number of directors shall have the effect of removing any director prior to the expiration of his or her term of office. No provision of this Section 3.2 shall restrict the right of the Board of Directors to fill vacancies or the right of the stockholders to remove directors as is hereinafter provided.

Section 3.3 Chairman of the Board. The Board of Directors may elect a chairman of the board from the members of the Board of Directors, who shall preside at all meetings of the Board of Directors and stockholders at which he or she shall be present and shall have and may exercise such powers as may, from time to time, be assigned to him or her by the Board of Directors, these Bylaws or as provided by law. If no chairman of the board is appointed or if the chairman is absent from a Board meeting, then the Board of Directors may appoint a chairman for the sole purpose of presiding at any such meeting. If no chairman of the board is appointed or if the chairman is absent from any stockholder meeting, then the president shall preside at such stockholder meeting. If the president is absent from any stockholder meeting, the stockholders may appoint a substitute chairman solely for the purpose of presiding over such stockholder meeting.

Section 3.4 Removal and Resignation of Directors. Subject to any rights of the holders of preferred stock, if any, and except as otherwise provided in the NRS, any director may be removed from office with or without cause by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the issued and outstanding stock of the Corporation entitled to vote generally in the election of directors (voting as a single class), excluding stock entitled to vote only upon the happening of a fact or event unless such fact or event shall have occurred. Any director may resign effective upon giving written notice, unless the notice specifies a later time for effectiveness of such resignation, to the chairman of the board, if any, the president or the secretary, or in the absence of all of them, any other officer of the Corporation.

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Section 3.5 Vacancies; Newly Created Directorships. Subject to any rights of the holders of preferred stock, if any, any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority vote of the directors then in office or by a sole remaining director, in either case though less than a quorum, and the director(s) so chosen shall hold office for a term expiring at the next annual meeting of stockholders and when their successors are elected or appointed, at which the term of the class to which he or she has been elected expires, or until his or her earlier resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent directors.

Section 3.6 Annual and Regular Meetings. Immediately following the adjournment of, and at the same place as, the annual or any special meeting of the stockholders at which directors are elected, the Board of Directors, including directors newly elected, shall hold its annual meeting without call or notice, other than this provision, to elect officers and to transact such further business as may be necessary or appropriate. The Board of Directors may provide by resolution the place, date, and hour for holding regular meetings between annual meetings, and if the Board of Directors so provides with respect to a regular meeting, notice of such regular meeting shall not be required.

Section 3.7 Special Meetings. Subject to any rights of the holders of preferred stock, if any, and except as otherwise required by law, special meetings of the Board of Directors may be called only by the chairman of the board, if any, or if there be no chairman of the board, by the chief executive officer, if any, or by the president or the secretary, and shall be called by the chairman of the board, if any, the chief executive officer, if any, the president, or the secretary upon the request of at least a majority of the Board of Directors. If the chairman of the board, or if there be no chairman of the board, each of the chief executive officer, the president, and the secretary, fails for any reason to call such special meeting, a special meeting may be called by a notice signed by at least a majority of the Board of Directors.

Section 3.8 Place of Meetings. Any regular or special meeting of the Board of Directors may be held at such place as the Board of Directors, or in the absence of such designation, as the notice calling such meeting, may designate. A waiver of notice signed by the directors may designate any place for the holding of such meeting.

Section 3.9 Notice of Meetings. Except as otherwise provided in Section 3.6, there shall be delivered to each director at the address appearing for him or her on the records of the Corporation, at least twenty-four (24) hours before the time of such meeting, a copy of a written notice of any meeting (i) by delivery of such notice personally, (ii) by mailing such notice postage prepaid, (iii) by facsimile, (iv) by overnight courier, (v) by telegram, or (vi) by electronic transmission or electronic writing, including, without limitation, e-mail. If mailed to an address inside the United States, the notice shall be deemed delivered two (2) business days following

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the date the same is deposited in the United States mail, postage prepaid. If mailed to an address outside the United States, the notice shall be deemed delivered four (4) business days following the date the same is deposited in the United States mail, postage prepaid. If sent via overnight courier, the notice shall be deemed delivered the business day following the delivery of such notice to the courier. If sent via facsimile, the notice shall be deemed delivered upon sender’s receipt of confirmation of the successful transmission. If sent by electronic transmission (including, without limitation, e-mail), the notice shall be deemed delivered when directed to the e-mail address of the director appearing on the records of the Corporation and otherwise pursuant to the applicable provisions of NRS Chapter 75. If the address of any director is incomplete or does not appear upon the records of the Corporation it will be sufficient to address any notice to such director at the registered office of the Corporation. Any director may waive notice of any meeting, and the attendance of a director at a meeting and oral consent entered on the minutes of such meeting shall constitute waiver of notice of the meeting unless such director objects, prior to the transaction of any business, that the meeting was not lawfully called, noticed or convened. Attendance for the express purpose of objecting to the transaction of business thereat because the meeting was not properly called or convened shall not constitute presence or a waiver of notice for purposes hereof.

Section 3.10 Quorum; Adjourned Meetings.

(a) A majority of the directors in office, at a meeting duly assembled, is necessary to constitute a quorum for the transaction of business.

(b) At any meeting of the Board of Directors where a quorum is not present, a majority of those present may adjourn, from time to time, until a quorum is present, and no notice of such adjournment shall be required. At any adjourned meeting where a quorum is present, any business may be transacted which could have been transacted at the meeting originally called.

Section 3.11 Manner of Acting. Except as provided in Section 3.13, the affirmative vote of a majority of the directors present at a meeting at which a quorum is present is the act of the Board of Directors.

Section 3.12 Meetings Through Electronic Communications. Members of the Board of Directors or of any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or such committee by any means of electronic communications, videoconferencing, teleconferencing or other available technology permitted under the NRS (including, without limitation, a telephone conference or similar method of communication by which all individuals participating in the meeting can hear each other) and utilized by the Corporation. If any such means are utilized, the Corporation shall, to the extent required under the NRS, implement reasonable measures to (a) verify the identity of each person participating through such means as a director or member of the committee, as the case may be, and (b) provide the directors or members of the committee a reasonable opportunity to participate in the meeting and to vote on matters submitted to the directors or members of the committee, including an opportunity to communicate, and to read or hear the proceedings of the meeting in a substantially concurrent manner with such proceedings. Participation in a meeting pursuant to this Section 3.12 constitutes presence in person at the meeting.

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Section 3.13 Action Without Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors or of a committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all of the members of the Board of Directors or the committee. The written consent may be signed manually or electronically (or by any other means then permitted under the NRS), and may be so signed in counterparts, including, without limitation, facsimile or email counterparts, and shall be filed with the minutes of the proceedings of the Board of Directors or committee.

Section 3.14 Powers and Duties.

(a) Except as otherwise restricted by Chapter 78 of the NRS or the Articles of Incorporation, the Board of Directors has full control over the business and affairs of the Corporation. The Board of Directors may delegate any of its authority to manage, control or conduct the business of the Corporation to any standing or special committee, or to any officer or agent, and to appoint any persons to be agents of the Corporation with such powers, including the power to subdelegate, and upon such terms as it deems fit.

(b) The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his or her discretion, may submit any contract or act for approval or ratification at any annual meeting of the stockholders or any special meeting properly called and noticed for the purpose of considering any such contract or act, provided a quorum is present.

(c) The Board of Directors may, by resolution passed by at least a majority of the Board of Directors, designate one or more committees, provided that each such committee must have at least one director of the Corporation as a member. Unless the articles of incorporation, the charter of the committee, or the resolutions designating the committee expressly require that all members of such committee be directors of the Corporation, the Board of Directors may appoint natural persons who are not directors of the Corporation to serve on such committee. The Board of Directors may designate one or more individuals as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another individual to act at the meeting in the place of any such absent or disqualified member. Subject to applicable law and to the extent provided in the resolution of the Board of Directors, any such committee shall have and may exercise all the powers of the Board of Directors in the management of the business and affairs of the Corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. The committees shall keep regular minutes of their proceedings and report the same to the Board of Directors when required.

Section 3.15 Compensation. The Board of Directors, without regard to personal interest, may establish the compensation of directors for services in any capacity. If the Board of Directors establishes the compensation of directors pursuant to this Section 3.15, such compensation is presumed to be fair to the Corporation unless proven unfair by a preponderance of the evidence.

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Section 3.16 Organization. Meetings of the Board of Directors shall be presided over by the chairman of the board, or in the absence of the chairman of the board by the vice chairman, if any, or in his or her absence by a chairman chosen at the meeting. The secretary, or in the absence, of the secretary an assistant secretary, shall act as secretary of the meeting, but in the absence of the secretary and any assistant secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting. The order of business at each such meeting shall be as determined by the chairman of the meeting.

ARTICLE IV

OFFICERS

Section 4.1 Election. The Board of Directors shall elect or appoint a president, a secretary and a treasurer or the equivalents of such officers. Such officers shall serve until their respective successors are elected and appointed and shall qualify or until their earlier resignation or removal. The Board of Directors may from time to time, by resolution, elect or appoint such other officers and agents as it may deem advisable, who shall hold office at the pleasure of the Board of Directors, and shall have such powers and duties and be paid such compensation as may be directed by the Board of Directors. Any individual may hold two or more offices.

Section 4.2 Removal; Resignation. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause. Any officer may resign at any time upon written notice to the Corporation. Any such removal or resignation shall be subject to the rights, if any, of the respective parties under any contract between the Corporation and such officer or agent.

Section 4.3 Vacancies. Any vacancy in any office because of death, resignation, removal or otherwise may be filled by the Board of Directors for the unexpired portion of the term of such office.

Section 4.4 Chief Executive Officer. The Board of Directors may elect a chief executive officer who, subject to the supervision and control of the Board of Directors, shall have the ultimate responsibility for the management and control of the business and affairs of the Corporation and perform such other duties and have such other powers which are delegated to him or her by the Board of Directors, these Bylaws or as provided by law.

Section 4.5 President. The president, subject to the supervision and control of the Board of Directors, shall in general actively supervise and control the business and affairs of the Corporation. The president shall keep the Board of Directors fully informed as the Board of Directors may request and shall consult the Board of Directors concerning the business of the Corporation. The president shall perform such other duties and have such other powers which are delegated and assigned to him or her by the Board of Directors, the chief executive officer, if any, these Bylaws or as provided by law. The president shall be the chief executive officer of the Corporation unless the Board of Directors shall elect or appoint different individuals to hold such positions.

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Section 4.6 Vice Presidents. The Board of Directors may elect one or more vice presidents. In the absence or disability of the president, or at the president’s request, the vice president or vice presidents, in order of their rank as fixed by the Board of Directors, and if not ranked, the vice presidents in the order designated by the Board of Directors, or in the absence of such designation, in the order designated by the president, shall perform all of the duties of the president, and when so acting, shall have all the powers of, and be subject to all the restrictions on the president. Each vice president shall perform such other duties and have such other powers which are delegated and assigned to him or her by the Board of Directors, the president, these Bylaws or as provided by law.

Section 4.7 Secretary. The secretary shall attend all meetings of the stockholders, the Board of Directors and any committees thereof, and shall keep, or cause to be kept, the minutes of proceedings thereof in books provided for that purpose. He or she shall keep, or cause to be kept, a register of the stockholders of the Corporation and shall be responsible for the giving of notice of meetings of the stockholders, the Board of Directors and any committees, and shall see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law. The secretary shall be custodian of the corporate seal, if any, the records of the Corporation, the stock certificate books, transfer books and stock ledgers, and such other books and papers as the Board of Directors or any appropriate committee may direct. The secretary shall perform all other duties commonly incident to his or her office and shall perform such other duties which are assigned to him or her by the Board of Directors, the chief executive officer, if any, the president, these Bylaws or as provided by law.

Section 4.8 Assistant Secretaries. An assistant secretary shall, at the request of the secretary, or in the absence or disability of the secretary, perform all the duties of the secretary. He or she shall perform such other duties as are assigned to him or her by the Board of Directors, the chief executive officer, if any, the president, these Bylaws or as provided by law.

Section 4.9 Treasurer. The treasurer, subject to the order of the Board of Directors, shall have the care and custody of, and be responsible for, all of the money, funds, securities, receipts and valuable papers, documents and instruments of the Corporation, and all books and records relating thereto. The treasurer shall keep, or cause to be kept, full and accurate books of accounts of the Corporation’s transactions, which shall be the property of the Corporation, and shall render financial reports and statements of condition of the Corporation when so requested by the Board of Directors, the chairman of the board, if any, the chief executive officer, if any, or the president. The treasurer shall perform all other duties commonly incident to his or her office and such other duties as may, from time to time, be assigned to him or her by the Board of Directors, the chief executive officer, if any, the president, these Bylaws or as provided by law. The treasurer shall, if required by the Board of Directors, give bond to the Corporation in such sum and with such security as shall be approved by the Board of Directors for the faithful performance of all the duties of the treasurer and for restoration to the Corporation, in the event of the treasurer’s death, resignation, retirement or removal from office, of all books, records, papers, vouchers, money and other property in the treasurer’s custody or control and belonging to the Corporation. The expense of such bond shall be borne by the Corporation. If a chief financial officer of the Corporation has not been appointed, the treasurer may be deemed the chief financial officer of the Corporation.

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Section 4.10 Assistant Treasurers. An assistant treasurer shall, at the request of the treasurer, or in the absence or disability of the treasurer, perform all the duties of the treasurer. He or she shall perform such other duties which are assigned to him or her by the Board of Directors, the chief executive officer, if any, the president, the treasurer, these Bylaws or as provided by law. The Board of Directors may require an assistant treasurer to give a bond to the Corporation in such sum and with such security as it may approve, for the faithful performance of the duties of the assistant treasurer, and for restoration to the Corporation, in the event of the assistant treasurer’s death, resignation, retirement or removal from office, of all books, records, papers, vouchers, money and other property in the assistant treasurer’s custody or control and belonging to the Corporation. The expense of such bond shall be borne by the Corporation.

Section 4.11 Execution of Negotiable Instruments, Deeds and Contracts. All (i) checks, drafts, notes, bonds, bills of exchange, and orders for the payment of money of the Corporation, (ii) deeds, mortgages, proxies, powers of attorney and other written contracts, documents, instruments and agreements to which the Corporation shall be a party and (iii) assignments or endorsements of stock certificates, registered bonds or other securities owned by the Corporation shall be signed in the name of the Corporation by such officers or other persons as the Board of Directors may from time to time designate. The Board of Directors may authorize the use of the facsimile signatures of any such persons. Any officer of the Corporation shall be authorized to attend, act and vote, or designate another officer or an agent of the Corporation to attend, act and vote, at any meeting of the owners of any entity in which the Corporation may own an interest or to take action by written consent in lieu thereof. Such officer or agent, at any such meeting or by such written action, shall possess and may exercise on behalf of the Corporation any and all rights and powers incident to the ownership of such interest.

ARTICLE V

CAPITAL STOCK

Section 5.1 Issuance. Shares of the Corporation’s authorized capital stock shall, subject to any provisions or limitations of the laws of the State of Nevada, the Articles of Incorporation or any contracts or agreements to which the Corporation may be a party, be issued in such manner, at such times, upon such conditions and for such consideration as shall be prescribed by the Board of Directors.

Section 5.2 Stock Certificates and Uncertificated Shares.

(a) Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by (i) the chief executive officer, if any, the president or a vice president, and (ii) the secretary, an assistant secretary, the treasurer or the chief financial officer, if any, of the Corporation (or any other two officers or agents so authorized by the Board of Directors), certifying the number of shares of stock owned by him, her or it in the Corporation; provided that the Board of Directors may authorize the issuance of uncertificated shares of some or all of any or all classes or series of the Corporation’s stock. Any such issuance of uncertificated shares shall have no effect on existing certificates for shares until such certificates are surrendered to the Corporation, or on the respective rights and obligations of the stockholders. Whenever any such certificate is countersigned or otherwise authenticated by a transfer agent or a transfer clerk and by a registrar (other than the Corporation), then a facsimile of the signatures of any corporate officers or agents, the transfer agent, transfer clerk or the registrar of the Corporation may be printed or lithographed upon the certificate in lieu of the

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actual signatures. In the event that any officer or officers who have signed, or whose facsimile signatures have been used on any certificate or certificates for stock cease to be an officer or officers because of death, resignation or other reason, before the certificate or certificates for stock have been delivered by the Corporation, the certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed the certificate or certificates, or whose facsimile signature or signatures have been used thereon, had not ceased to be an officer or officers of the Corporation.

(b) Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written statement certifying the number and class (and the designation of the series, if any) of the shares owned by such stockholder in the Corporation and any restrictions on the transfer or registration of such shares imposed by the Articles of Incorporation, these Bylaws, any agreement among stockholders or any agreement between the stockholders and the Corporation, and, at least annually thereafter, the Corporation shall provide to such stockholders of record holding uncertificated shares, a written statement confirming the information contained in such written statement previously sent. Except as otherwise expressly provided by the NRS, the rights and obligations of the stockholders of the Corporation shall be identical whether or not their shares of stock are represented by certificates.

(c) Each certificate representing shares shall state the following upon the face thereof: the name of the state of the Corporation’s organization; the name of the person to whom issued; the number and class of shares and the designation of the series, if any, which such certificate represents; the par value of each share, if any, represented by such certificate or a statement that the shares are without par value. Certificates of stock shall be in such form consistent with law as shall be prescribed by the Board of Directors. No certificate shall be issued until the shares represented thereby are fully paid. In addition to the foregoing, all certificates evidencing shares of the Corporation’s stock or other securities issued by the Corporation shall contain such legend or legends as may from time to time be required by the NRS or such other federal, state or local laws or regulations then in effect.

Section 5.3 Surrendered; Lost or Destroyed Certificates. All certificates surrendered to the Corporation, except those representing shares of treasury stock, shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been canceled, except that in case of a lost, stolen, destroyed or mutilated certificate, a new one may be issued therefor. However, any stockholder applying for the issuance of a stock certificate in lieu of one alleged to have been lost, stolen, destroyed or mutilated shall, prior to the issuance of a replacement, provide the Corporation with his, her or its affidavit of the facts surrounding the loss, theft, destruction or mutilation and, if required by the Board of Directors, an indemnity bond in an amount not less than twice the current market value of the stock, and upon such terms as the treasurer or the Board of Directors shall require which shall indemnify the Corporation against any loss, damage, cost or inconvenience arising as a consequence of the issuance of a replacement certificate.

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Section 5.4 Replacement Certificate. When the Articles of Incorporation are amended in any way affecting the statements contained in the certificates for outstanding shares of capital stock of the Corporation or it becomes desirable for any reason, in the discretion of the Board of Directors, including, without limitation, the merger of the Corporation with another Corporation or the conversion or reorganization of the Corporation, to cancel any outstanding certificate for shares and issue a new certificate therefor conforming to the rights of the holder, the Board of Directors may order any holders of outstanding certificates for shares to surrender and exchange the same for new certificates within a reasonable time to be fixed by the Board of Directors. The order may provide that a holder of any certificate(s) ordered to be surrendered shall not be entitled to vote, receive distributions or exercise any other rights of stockholders of record until the holder has complied with the order, but the order operates to suspend such rights only after notice and until compliance.

Section 5.5 Transfer of Shares. No transfer of stock shall be valid as against the Corporation except on surrender and cancellation of any certificate(s) therefor accompanied by an assignment or transfer by the registered owner made either in person or under assignment. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled and issuance of new, equivalent uncertificated shares or certificated shares shall be made to the stockholder entitled thereto and the transaction shall be recorded on the transfer books of the Corporation. Whenever any transfer shall be expressly made for collateral security and not absolutely, the collateral nature of the transfer shall be reflected in the entry of transfer in the records of the Corporation.

Section 5.6 Transfer Agent; Registrars. The Board of Directors may appoint one or more transfer agents, transfer clerks and registrars of transfer and may require all certificates for shares of stock to bear the signature of such transfer agents, transfer clerks and/or registrars of transfer.

Section 5.7 Miscellaneous. The Board of Directors shall have the power and authority to make such rules and regulations not inconsistent herewith as it may deem expedient concerning the issue, transfer, and registration of certificates for shares of the Corporation’s stock.

ARTICLE VI

DISTRIBUTIONS

Distributions may be declared, subject to the provisions of the laws of the State of Nevada and the Articles of Incorporation, by the Board of Directors and may be paid in cash, property, shares of corporate stock, or any other medium. The Board of Directors may fix in advance a record date, in accordance with and as provided in Section 2.5, prior to the distribution for the purpose of determining stockholders entitled to receive any distribution.

ARTICLE VII

RECORDS; REPORTS; SEAL; AND FINANCIAL MATTERS

Section 7.1 Records. All original records of the Corporation, shall be kept at the principal office of the Corporation by or under the direction of the secretary or at such other place or by such other person as may be prescribed by these Bylaws or the Board of Directors.

Section 7.2 Corporate Seal. The Board of Directors may, by resolution, authorize a seal, and the seal may be used by causing it, or a facsimile, to be impressed or affixed or reproduced or otherwise. Except as otherwise specifically provided herein, any officer of the Corporation shall have the authority to affix the seal to any document requiring it.

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Section 7.3 Fiscal Year-End. The fiscal year-end of the Corporation shall be such date as may be fixed from time to time by resolution of the Board of Directors.

Section 7.4 Reserves. The Board of Directors may create, by resolution, such reserves as the directors may, from time to time, in their discretion, deem proper to provide for contingencies, to equalize distributions or to repair or maintain any property of the Corporation, or for such other purpose as the Board of Directors may deem beneficial to the Corporation, and the Board of Directors may modify or abolish any such reserves in the manner in which they were created.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification and Insurance.

(a) Indemnification of Directors and Officers.

(i) For purposes of this Article VIII, (A) “Indemnitee” shall mean each director or officer who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding (as hereinafter defined), by reason of the fact that he or she is or was a director or officer of the Corporation (or was a director, officer, partner, member, manager or managing member of its predecessor entity, if any), or is or was serving in any capacity at the request of the Corporation as a director, officer, employee, agent, partner, member, manager or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise; and (B) “Proceeding” shall mean any threatened, pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative.

(ii) Each Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the laws of the State of Nevada against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding; provided that such Indemnitee either is not liable pursuant to NRS 78.138 or acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any Proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnitee is liable pursuant to NRS 78.138 or did not act in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful. The Corporation shall not indemnify an Indemnitee for any claim, issue or matter as to which the Indemnitee has been adjudged by a court of competent jurisdiction,

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after exhaustion of all appeals therefrom, to be liable to the Corporation or for any amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the Proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts as the court deems proper. Except as so ordered by a court and for advancement of expenses pursuant to this Section 8.1, indemnification may not be made to or on behalf of an Indemnitee if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action. Notwithstanding anything to the contrary contained in these Bylaws, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

(iii) Indemnification pursuant to this Section 8.1 shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation (or director, officer, partner, member, manager or managing member of its predecessor entity, if any), or a director, officer, employee, agent, partner, member, manager or fiduciary of, or to serve in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise and shall inure to the benefit of his or her heirs, executors and administrators.

(iv) The expenses of Indemnitees must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as such expenses are incurred and in advance of the final disposition of the Proceeding, upon receipt of an undertaking by or on behalf of such Indemnitee to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that an Indemnitee is successful on the merits or otherwise in defense of any Proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in by him or her in connection with the defense.

(b) Indemnification of Employees and Other Persons. The Corporation may, by action of its Board of Directors and to the extent provided in such action, indemnify employees and other persons as though they were Indemnitees.

(c) Non-Exclusivity of Rights. The rights to indemnification provided in this Article VIII shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation or these Bylaws, agreement, vote of stockholders or directors, or otherwise.

(d) Insurance. The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any Indemnitee for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee, member, managing member or agent, or arising out of his or her status as such, whether or not the Corporation has the authority to indemnify him or her against such liability and expenses.

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(e) Other Financial Arrangements. The other financial arrangements which may be made by the Corporation may include the following: (i) the creation of a trust fund; (ii) the establishment of a program of self-insurance; (iii) the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the Corporation; and (iv) the establishment of a letter of credit, guarantee or surety. No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud, or a knowing violation of law, except with respect to advancement of expenses or indemnification ordered by a court.

(f) Other Matters Relating to Insurance or Financial Arrangements. Any insurance or other financial arrangement made on behalf of a person pursuant to this Section 8.1 may be provided by the Corporation or any other person approved by the Board of Directors, even if all or part of the other person’s stock or other securities is owned by the Corporation. In the absence of fraud, (i) the decision of the Board of Directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Section 8.1 and the choice of the person to provide the insurance or other financial arrangement is conclusive; and (ii) the insurance or other financial arrangement is not void or voidable and does not subject any director approving it to personal liability for his action; even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

Section 8.2 Amendment. The provisions of this Article VIII relating to indemnification shall constitute a contract between the Corporation and each of its directors and officers which may be modified as to any director or officer only with that person’s consent or as specifically provided in this Section 8.2. Notwithstanding any other provision of these Bylaws relating to their amendment generally, any repeal or amendment of this Article VIII which is adverse to any director or officer shall apply to such director or officer only on a prospective basis, and shall not limit the rights of an Indemnitee to indemnification with respect to any action or failure to act occurring prior to the time of such repeal or amendment. Notwithstanding any other provision of these Bylaws (including, without limitation, Article X), no repeal or amendment of these Bylaws shall affect any or all of this Article VIII so as to limit or reduce the indemnification in any manner unless adopted by (i) the unanimous vote of the directors of the Corporation then serving, or (ii) by the stockholders as set forth in Article X; provided that no such amendment shall have a retroactive effect inconsistent with the preceding sentence.

ARTICLE IX

CHANGES IN NEVADA LAW

References in these Bylaws to the laws of the State of Nevada or the NRS or to any provision thereof shall be to such law as it existed on the date these Bylaws were adopted or as such law thereafter may be changed; provided that (i) in the case of any change which expands the liability of directors or officers or limits the indemnification rights or the rights to advancement of expenses which the Corporation may provide in Article VIII, the rights to

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limited liability, to indemnification and to the advancement of expenses provided in the Articles of Incorporation and/or these Bylaws shall continue as theretofore to the extent permitted by law and (ii) if such change permits the Corporation, without the requirement of any further action by stockholders or directors, to limit further the liability of directors or limit the liability of officers or to provide broader indemnification rights or rights to the advancement of expenses than the Corporation was permitted to provide prior to such change, then liability thereupon shall be so limited and the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.

ARTICLE X

AMENDMENT OR REPEAL

Section 10.1 Amendment of Bylaws.

(a) Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to amend or repeal these Bylaws or to adopt new bylaws.

(b) Stockholders. Notwithstanding Section 10.1(a), these Bylaws may be amended or repealed in any respect, and new bylaws may be adopted, in each case by the affirmative vote of the holders of at least a majority of the outstanding voting power of the Corporation, voting together as a single class.

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CERTIFICATION

The undersigned, as the duly elected Secretary of CSRA Inc., a Nevada corporation (the “Corporation”), does hereby certify that the foregoing Amended and Restated Bylaws were adopted as the bylaws of the Corporation by the Board of Directors of the Corporation, effective as of                 , 20    .

_______________________, Secretary

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